SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AV HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AV HOMES, INC.

8601 N. SCOTTSDALE RD., SUITE 225

SCOTTSDALE, ARIZONA 85253

(480) 214-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2014

To the Stockholders of AV Homes, Inc.:

The Annual Meeting of Stockholders of AV Homes, Inc. (“AV Homes” or the “Company”) will be held at the Ritz-Carlton Hotel located at 2401 E. Camelback Road, Phoenix, Arizona 85016 on June 10, 2014, at 8:00 a.m. local time, for the following purposes:

1.	To elect eight directors.

2.	To approve the appointment of Ernst & Young LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2014.

3.	To vote on an advisory resolution on the compensation of the named executive officers of the Company (“Say on Pay”).

4.	To transact such other business as properly may come before the meeting, or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 14, 2014 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

Please mark your proxy if you wish to attend the Annual Meeting in order that adequate preparations may be made. A meeting attendance card will be mailed promptly to you to facilitate your attendance.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY ALSO VOTE VIA INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD.

By Order of the Board of Directors,

/s/ Dave M. Gomez Dave M. Gomez
Executive Vice President, General Counsel and Secretary

Dated: April 28, 2014

YOU CAN VOTE IN ONE OF FOUR WAYS:

BY INTERNET

•	Go to the website identified on your proxy card or Notice of Internet Availability of Proxy Materials, 24 hours a day, seven days a week by 11:59 p.m. Pacific Time on June 9, 2014.

•	Enter the control number that appears on your proxy card or Notice of Internet Availability of Proxy Materials.

•	Follow the simple instructions.

BY TELEPHONE

•	On a touch-tone telephone, call the toll-free number identified on your proxy card 24 hours a day, seven days a week by 11:59 p.m. Pacific Time on June 9, 2014. If you received a Notice of Internet Availability of Proxy Materials and would like to vote by telephone, you can request a proxy card by calling the telephone number indicated on the Notice.

•	Enter the control number that appears on your proxy card.

•	Follow the simple recorded instructions.

BY MAIL

•	Mark your selections on the enclosed proxy card. If you received a Notice of Internet Availability of Proxy Materials and would like to vote by telephone, you can request a proxy card by calling the telephone number indicated on the Notice.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope provided with your proxy card.

IN PERSON AT THE MEETING

•	Attend the meeting and vote in person by ballot.

Your vote is important. Thank you for voting.

AV HOMES, INC.

8601 N. SCOTTSDALE RD., SUITE 225

SCOTTSDALE, ARIZONA 85253

(480) 214-7400

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2014

This Proxy Statement is being made available to the stockholders of AV Homes, Inc., a Delaware corporation (“AV Homes” or the “Company”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of AV Homes for use at the Annual Meeting of Stockholders to be held at the 2401 E. Camelback Road, Phoenix, Arizona 85016 on June 10, 2014, at 8:00 a.m. local time (the “Annual Meeting”).

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders of record on the Internet, rather than mailing printed copies, to reduce our printing and mailing costs and conserve resources. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access the proxy materials, and vote, on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions in the notice.

The Notice of Internet Availability of Proxy Materials or, in some cases, a full set containing the Proxy Statement and the form of proxy enclosed herewith, and the accompanying Annual Report on Form 10-K of AV Homes for the fiscal year ended December 31, 2013, including financial statements, is first being mailed on or about April 28, 2014, to stockholders of record on the close of business on April 14, 2014.

PURPOSES OF THE MEETING

At the Annual Meeting, stockholders will consider and vote upon the following matters:

1.	To elect eight directors.

2.	To approve the appointment of Ernst & Young LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2014.

3.	To vote on an advisory resolution on the compensation of the named executive officers of the Company (“Say on Pay”).

4.	To transact such other business as properly may come before the meeting, or any adjournment or adjournments thereof.

VOTING RIGHTS AND PROXY INFORMATION

Record Date; Voting Rights

Pursuant to the By-Laws of AV Homes, the Board of Directors has fixed the close of business on April 14, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

At the close of business on April 14, 2014, 22,094,203 shares of common stock, $1.00 par value, of AV Homes (“Common Stock”), which constitutes the only class of voting securities of AV Homes, were outstanding and entitled to vote. For each share of Common Stock held of record on the close of business on April 14, 2014, stockholders are entitled to one vote, except in regard to the election of directors, for which there will be cumulative voting as described under the heading “Election of Directors.” In accordance with AV Homes’ By-Laws, the holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Proxies

When a proxy is received, properly executed, in time for the Annual Meeting, the shares represented thereby will be voted at the meeting as directed. Shares represented by valid proxies which do not contain voting instructions will be voted: (1) FOR the election as directors of AV Homes the eight nominees named herein, (2) FOR approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2014, (3) FOR the approval of the non-binding advisory resolution approving the Company’s executive compensation, and (4) in connection with the transaction of such other business as properly may come before the meeting, in accordance with the judgment of the person or persons voting the proxy. Any stockholder who executes a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of AV Homes. In addition, a stockholder who attends the meeting may vote in person, thereby cancelling any proxy previously given by such stockholder.

Shares Held Through Banks, Brokers or Other Intermediaries

If you are the beneficial owner of shares held for you by a bank, broker or other holder of record and do not return your voting instructions, the broker or other nominee may vote your shares solely with respect to such matters for which the broker or other nominee has discretionary authority. Under applicable rules, brokers have discretionary authority to vote on routine matters, which includes the approval of the appointment of the independent registered public accounting firm. Brokers will not have the discretion to vote on any of the other matters to come before the Annual Meeting.

Vote Required

Election of Directors—Nominees for director will be elected by a plurality of the votes cast (i.e., the highest number of votes cast) at the Annual Meeting by the holders of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Withheld votes and broker non-votes will have no effect on the election of directors. Stockholders have cumulative voting rights with respect to election of directors as described in more detail below under “Election of Directors.”

Ratification of Ernst & Young LLP—The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for AV Homes for the year ending December 31, 2014. Abstentions will have the same effect as votes against such proposal because the shares are considered present at the meeting but are not affirmative votes.

Advisory Say on Pay Vote—The resolution approving the Company’s executive compensation is advisory and non-binding. However, we will consider the stockholders to have approved the advisory resolution on executive compensation if the number of shares “FOR” the proposal exceed the number of shares voted “AGAINST” the proposal. Accordingly, abstentions will have no effect on the advisory vote on executive compensation.

Attendance at the Meeting

If you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. Stockholders who have beneficial ownership of Common Stock that is held by a bank or broker should bring account statements or letters from their banks or brokers indicating that they owned Common Stock on April 14, 2014. Stockholders also may obtain an attendance card by submitting a written request to the Secretary of AV Homes.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Principal Stockholders

The following table sets forth, as of April 14, 2014, unless noted otherwise, information with respect to each person or entity known by the Board of Directors to be the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, all shares are owned directly and the beneficial owners have sole voting and dispositive power over the shares.

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
TPG Advisors VI, Inc.	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	9,215,017	(1)	41.7%
First Manhattan Co.	399 Park Avenue New York, New York 10022	1,408,569	(2)	6.4%
Ariel Investments, LLC	200 E Randolph Drive, Suite 2900 Chicago, Illinois 60601	1,295,579	(3)	5.9%
The Leon Levy Foundation	One Rockefeller Plaza, 20th Floor New York, New York 10020	1,158,664	(4)	5.2%

(1)	Based on information set forth in Amendment No. 1 to Schedule 13D, filed on September 19, 2013, TPG Advisors VI, Inc. (“TPG Advisors”) is deemed to beneficially own 9,215,017 shares. TPG Advisors has shared voting and dispositive power with respect to all such shares.
(2)	Based on information set forth in Amendment No. 6 to Schedule 13G, filed on February 12, 2014, First Manhattan Co. (“FMC”), a registered investment adviser, is deemed to beneficially own 1,408,569 shares. FMC has sole voting and dispositive power with respect to 70,395 shares, shared voting power with respect to 1,276,725 shares, and shared dispositive power with respect to 1,338,174 shares.
(3)	Based on information set forth in Schedule 13G, filed on February 14, 2014, Ariel Investments, LLC (“Ariel”), a registered investment adviser, is deemed to beneficially own 1,295,579 shares. Ariel has sole voting power with respect to 880,165 shares. Ariel reported that none of its clients has an economic interest in more than 5% of our common stock.
(4)	Based on information set forth in Schedule 13G, filed on November 25, 2013, The Leon Levy Foundation (the “Foundation”) is deemed to own 1,158,664 shares. The Foundation has shared voting and dispositive power with respect to all such shares. Shelby White and Elizabeth Moynihan are both trustees of the Foundation and, accordingly, may be deemed to beneficially own the shares beneficially owned by the Foundation. Each of Shelby White and Elizabeth Moynihan disclaims beneficial ownership of any and all such securities in excess of her actual pecuniary interest. Shelby White owns 43,782 shares of our common stock in her individual capacity.

Security Ownership of Management

The following table sets forth, as of April 14, 2014, information with respect to the outstanding shares of common stock owned beneficially by each current director, each of the Named Executive Officers identified herein under the caption “Summary Compensation Table,” and all current directors and executive officers of AV Homes as a group. Except as otherwise indicated, all shares are owned directly and the beneficial owners have sole voting and dispositive power over the shares.

	Shares Owned Directly and Indirectly (1)	Options Exercisable and RSUs and Stock Units Convertible within 60 Days (2)	Total Beneficial Ownership		Percent of Class (3)
Paul D. Barnett	11,589	9,748	21,337		*
Kelvin L. Davis (4)	0	0	0		*
Roger W. Einiger	19,849	11,842	31,691		*
Paul Hackwell (4)	0	0	0		*
Greg Kranias (4)	0	0	0		*
Reuben S. Leibowitz	1,006,708	0	1,006,708	(5)	4.4%
Joshua L. Nash	306,187	9,657	315,844	(6)	1.4%
Joel M. Simon	7,249	4,640	11,889	(7)	*
Roger A. Cregg	105,773	0	105,773		*
Michael S. Burnett	8,885	0	8,885		*
Dave M. Gomez	14,597	0	14,597		*
Joseph Carl Mulac, III	81,337	0	81,337		*
Tina M. Johnston	11,041	0	11,041		*
All current directors and executive officers as a group (consisting of 12 persons)	1,573,215	35,887	1,609,102		6.8

*	Represents less than one percent.
(1)	The information as to securities owned by directors and executive officers was furnished to AV Homes by such directors and executive officers.
(2)	Includes stock units representing deferred directors’ fees, which stock units become issuable as shares of common stock at the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director. See “Director Compensation.”
(3)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage of shares owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. On April 14, 2014, there were 22,094,203 shares of common stock outstanding.
(4)	Messrs. Davis, Hackwell and Kranias were nominated as directors by TPG Aviator (defined below). They each disclaim beneficial ownership of the shares held by TPG Aviator and any of its affiliates.
(5)	Mr. Leibowitz is the sole managing member of JEN Partners, LLC (“JEN”). JEN and Mr. Leibowitz are deemed to beneficially own 601,368 shares and 400,911 shares, respectively, of restricted common stock of AV Homes held by JEN I, L.P. and JEN Residential, LP.
(6)	Includes 172,785 shares held indirectly by Mr. Nash through a trust for the benefit of his mother.
(7)	Shares owned directly by Mr. Simon are held in a margin account and may become pledged as security for the account, but no loan is or has been outstanding under the account.

CORPORATE GOVERNANCE AND CODES OF

BUSINESS CONDUCT AND ETHICS

Corporate Governance Guidelines and Principles

The Board of Directors has adopted Corporate Governance Guidelines and Principles as a component of the flexible governance framework within which the Board, assisted by its committees, directs AV Homes’ affairs. The Corporate Governance Guidelines and Principles, which define the role of the Board of Directors, are available on AV Homes’ website at www.avhomesinc.com.

Director Independence

The Board of Directors has determined that all members of the Board of Directors during the year ended December 31, 2013 and all current members of the Board of Directors meet the qualification standards set forth in AV Homes’ Corporate Governance Guidelines and Principles and meet the independence criteria under the rules and regulations of The Nasdaq Stock Market, Inc. (“Nasdaq”), except for Roger A. Cregg, President and Chief Executive Officer, and Reuben S. Leibowitz. In making such determination, the Board of Directors considered relevant facts regarding such directors, in particular that each director determined to be independent does not have a material relationship with AV Homes, either directly (other than as a director and/or stockholder) or as a stockholder, director, officer, partner or affiliate of an organization that has a relationship with AV Homes. The Board of Directors has further determined that all current members of the Audit Committee meet the more stringent independence requirements of the Securities and Exchange Commission (the “SEC”) and Nasdaq for Audit Committee membership.

Board Leadership Structure

AV Homes’ Board of Directors determined to separate the positions of Chairman of the Board and Chief Executive Officer because the functions and responsibilities of the positions are different. The Chairman of the Board is a senior principal of a firm that was a long-time stockholder of the Company, which firm distributed its shares to its members during 2013. He represents the interests of all of the Company’s stockholders from a global strategy perspective. The Chairman of the Board does not oversee the day-to-day business of the Company.

The Chief Executive Officer is primarily involved in developing AV Homes’ business strategy and is in charge of the Company’s day-to-day operations. The Chief Executive Officer works full time in (i) creating and implementing the Company’s business plan, (ii) directing the Company’s business, and (iii) managing the Company’s real estate and home-building activities. He supervises the staff and makes decisions regarding marketing, products offered and construction.

AV Homes’ Board of Directors has determined that having a Chief Executive Officer with home-building industry experience as a member of the Board gives the Board insight as to the Company’s strategic plans and provides the Board with a current perspective with respect to the home-building industry and the Company’s operations. In addition, the Board has determined that in order to attract and retain a highly qualified individual as Chief Executive Officer, it is important that such individual also be a member of the Board.

Board’s Role in Risk Oversight

The role of the Board of Directors with respect to risk is substantially that of oversight. Day-to-day risk management is the responsibility of the Company’s management, overseen by the Audit Committee of the Board, which meets regularly with financial, operational, legal and corporate governance management of the Company. During 2013, the Company implemented an enterprise risk management program into its risk management function, which is overseen by the Audit Committee as part of its general risk oversight. The Audit Committee reports regularly to the full Board at meetings which are also attended by financial, operational, legal and corporate governance management.

Compensation Risks

Management and the Compensation Committee have considered and discussed risks inherent in our business and compensation arrangements and have concluded that the risks associated with our compensation practices and policies are not likely to have a material adverse effect on the Company. The process by which that determination was made was a review by senior management of the nature of the types and amounts of compensation received by the various classes of employees and an analysis of whether those types or amounts of compensation received by various employees were likely to increase or decrease any risk to the Company.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of AV Homes and a Supplemental Code of Ethics for the Chief Executive Officer, Chief Financial Officer and other Senior Financial Officers. These Codes of Business Conduct and Ethics are available on AV Homes’ website at www.avhomesinc.com.

Related Person Transaction Policy

To supplement the broader provisions of AV Homes’ Code of Business Conduct and Ethics, the Board of Directors has adopted a policy and procedures for review and approval or ratification by the Audit Committee of transactions in which the Company participates and a “related person” has a material direct or indirect interest. A “related person” means: each director and executive officer of the Company; any director nominee; any greater than five percent stockholder; any immediate family member of any of the foregoing; and any company or another entity that employs or is controlled by any of them, or in which any of them have a material ownership or financial interest.

Generally under the policy, any director, executive officer or nominee who intends to enter into a related person transaction, and any employee of the Company who intends to cause the Company to enter into a related person transaction, is required to disclose all material facts regarding the proposed transaction to the Audit Committee.

The transaction will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In connection with approving or ratifying a transaction, the Audit Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in, or not inconsistent with, the best interests of the Company. Thus, it may consider many factors, such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the related person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arm’s-length basis, and the impact of the transaction on the Company’s business and operations. The related person transaction policy is available on AV Homes’ website at www.avhomesinc.com.

Certain Relationships and Related Transactions

JEN Transactions—In October 2010, AV Homes and its wholly owned subsidiary Avatar Properties, Inc. (“API”), as purchaser, entered into agreements whereby API acquired a portfolio of real estate assets in Arizona and Florida from entities affiliated with JEN Partners, LLC (“JEN”), a Delaware limited liability company (the “JEN Transaction”). The purchase price approximated $33,600,000 in cash, including approximately $3,600,000 reimbursement of development, construction and operating expenditures from August 1, 2010 to the date of closing, October 25, 2010; $20,000,000 in restricted shares of AV Homes’ common stock (1,050,572 shares); and $12,000,000 of notes divided equally into two $6,000,000 notes, one with a one-year maturity and the other with a two-year maturity (the “JEN Notes”). On October 25, 2011 and December 1, 2011, the JEN Notes were paid in full before their maturity. The purchase price may also include the issuance of up to an additional 420,168 shares of common stock, depending upon the achievement by December 31, 2014 of certain agreed upon metrics related to CantaMia, the acquired active adult community located in Goodyear, Arizona. In the JEN Transaction,

630,343 restricted shares of AV Homes’ common stock were issued to JEN I, L.P. (“JEN I”), a Delaware limited partnership, and 420,229 restricted shares were issued to JEN Residential LP (“JEN Residential”), a Delaware limited partnership, all of which shares were subject to a two-year lock up agreement that expired in October 2012. AV Homes and JEN are also parties to a registration rights agreement dated October 25, 2010, pursuant to which AV Homes granted certain registration rights with respect to the AV Homes shares held by JEN. Effective April 5, 2013, AV Homes and JEN amended the registration rights agreement to delay the commencement date of JEN’s registration rights to April 5, 2014. This amendment was approved by the Audit Committee pursuant to the related person transaction policy described above.

In connection with the JEN Transaction, on October 25, 2010, two members of JEN, Reuben S. Leibowitz and Allen J. Anderson, were elected to AV Homes’ Board. Mr. Leibowitz is sole managing member of JEN. JEN is the general partner and Mr. Leibowitz is a limited partner of JEN I and JEN Residential. Mr. Anderson, a managing director of JEN, served on the AV Homes Board until the 2013 Annual Meeting of Stockholders. Mr. Leibowitz, a managing director of JEN, is currently a director of the Company, and his term will expire at the Annual Meeting as he is not standing for re-election.

Joshua L. Nash, the Chairman of the Board of Directors of AV Homes, and Paul D. Barnett, a member of AV Homes’ Board of Directors, in the aggregate own a 1.5% indirect limited partnership interest in the JEN affiliates from which API acquired assets. Neither Mr. Nash nor Mr. Barnett voted on the JEN Transaction.

In May 2012, a subsidiary of AV Homes formed a joint venture, EM 646 LLC, an Arizona limited liability company (the “Eastmark JV”). AV Homes indirectly owns approximately 59% of the Eastmark JV and JEN Arizona 4 LLC, an Arizona limited liability company managed by JEN (“JEN-AZ”), owns approximately 41%. In September 2012, the Eastmark JV assumed the obligations of TerraWest Communities LLC, another affiliate of JEN, to purchase approximately 527 acres of land within the Eastmark development in Mesa, Arizona for approximately $32.3 million. The LLC agreement allocates approximately 310 acres to the AV Homes subsidiary and approximately 217 acres to JEN-AZ and contemplates that the parcels will be transferred to the respective parties, currently targeted to occur May 2, 2014, with a January 31, 2015 deadline for such transfer. The parties will also share in approximately $2.9 million of other expenses through the Eastmark JV and pursuant to a joint development agreement will share approximately $7.4 million of costs to improve the properties. A separate distribution agreement would be entered into between each party and the joint venture in connection with any eventual transfer of the two properties to the respective parties. The LLC agreement also restricts each member and their affiliates, including AV Homes, from purchasing an interest or otherwise being involved in real property within one mile of the Eastmark property, subject to certain exceptions.

On March 31, 2014, a subsidiary of AV Homes sold the buildings and land known as the Borgata property to Borgata GP, LLC for $13.8 million. Borgata GP, LLC is an affiliate of JEN. The sale of the Borgata property followed a competitive bidding process in which several offers were considered.

Following the TPG Investment described below, JEN now owns less than 5% of the Company’s common stock.

TPG Investment—In June 2013, AV Homes issued to TPG Aviator, L.P. (“TPG Aviator”) 2,557,474 shares of AV Homes’ Common Stock, at a purchase price of $14.65 per share, and 665,754.3 shares of a newly authorized series of AV Homes’ preferred stock, designated as Series A Contingent Convertible Cumulative Redeemable Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”), at a purchase price and liquidation preference of $146.50 per share, for an aggregate investment in AV Homes by TPG Aviator of $135 million (the “TPG Investment”). TPG Aviator subsequently converted the Series A Preferred Stock into shares of our common stock at a conversion ratio equal to ten shares of common stock per one share of Series A Preferred Stock. TPG Aviator currently holds 41.7% of the issued and outstanding shares of our common stock.

Pursuant to the terms of a stockholders agreement AV Homes and TPG Aviator entered into in connection with the TPG Investment, AV Homes agreed to increase the size of its Board of Directors from six to ten members, and

TPG Aviator was granted the right to nominate four directors to the Board. The Board of Directors is currently set at nine members, including three directors who were nominated by TPG: Mr. Davis, a Senior Partner at TGP; Mr. Hackwell, a Vice President at TGP Capital in the North American Buyout Group; and Mr. Kranias, a Principal in TPG’s Private Equity Group (collectively, the “TPG Nominated Directors”). TPG Aviator retains the right to nominate one additional director to the Board.

Going forward, TPG Aviator will continue to be entitled to nominate to the Board (i) four directors if the ownership of TPG Aviator and its affiliates is at least 30%, (ii) three directors if the ownership of TPG Aviator and its affiliates is at least 20%, but less than 30%, (iii) two directors if the ownership of TPG Aviator and its affiliates is at least 15% but less than 20%, and (iv) one director if the ownership of TPG Aviator and its affiliates is at least 5% but less than 15%. TPG has no Board nomination rights if its level of ownership of AV Homes is less than 5%. Each of the forgoing percentages refers to a percentage of our outstanding common stock. In addition, AV Homes agreed to constitute each of its Compensation Committee and a newly established Finance Committee (described below) as a five-member committee and (i) for so long as the ownership of TPG Aviator and its affiliates is at least 15%, TPG Aviator has the right to have two Board members appointed to each such committee, and (ii) for so long as the ownership of TPG Aviator and its affiliates is at least 5% but less than 15%, TPG Aviator has the right to have one Board member appointed to each such committee. AV Homes also agreed that the entire Board (including TPG Aviator–nominated directors) shall be included on its Executive Committee. For so long as the ownership of TPG Aviator and its affiliates is at least 5%, each other committee of the Board will be constituted as three-member committees and TPG Aviator has the right to have one Board member appointed to each such committee. TPG Aviator has no such committee appointment rights if its level of ownership of AV Homes is less than 5%. Each of the forgoing percentages refers to a percentage of our outstanding common stock.

Pursuant to the terms of the stockholders agreement, for so long as TPG Aviator and its affiliates continue to own at least the greater of (i) 25% of the number of shares owned by them at the closing of the June 2013 investment transaction (assuming full conversion of the Series A Preferred Stock) and (ii) 10% of our outstanding common stock, AV Homes is not permitted to take any of the following actions without the prior written consent of TPG Aviator:

•	Any amendment to the governing documents of AV Homes or its subsidiaries adverse to TPG Aviator;

•	Any voluntary liquidation, dissolution or winding up of AV Homes;

•	Any voluntary bankruptcy or insolvency action, or any consent to any involuntary bankruptcy or similar proceeding;

•	Any increase or decrease in the size of the Board or any committee;

•	Any change in the rights and responsibilities of either the Finance Committee of the Board or the Compensation Committee of the Board; and

•	Any issuance of equity securities that are senior to the common stock.

In addition, for so long as TPG Aviator’s ownership of AV Homes is equal to or greater than 5% of our outstanding common stock, the rights and responsibilities of the Finance Committee of the Board will include (1) any sale, issuance or authorization of new securities by AV Homes or any subsidiary, (2) any redemption, purchase, repurchase or other acquisition of securities by AV Homes or any subsidiary, other than in connection with equity compensation arrangements, (3) any incurrence of indebtedness or certain debt-like obligations, with limited exceptions, (4) any hiring or firing of members of senior management, (5) any land or builder acquisitions or dispositions, any acquisitions or dispositions of subsidiaries or any other acquisitions or dispositions, in each case, that are greater than $5 million (including total expected capital requirements and development costs), (6) any capital expenditures or land commitments over an agreed-upon budget, as approved by the Board of Directors, or otherwise greater than $10 million, and (7) any entry into new markets or lines of business.

During such period, the rights and responsibilities of the Compensation Committee of the Board will include (1) any adoption of any new, or expansion of any existing, equity incentive plan and (2) any changes to, or the adoption of, any compensation arrangements for any members of the Board of Directors or members of senior management. During such period, the Board may not approve such matters without the requisite committee approval, which in most cases will require the approval of at least one of the committee members appointed by TPG Aviator.

Pursuant to the terms of the stockholders agreement, except in certain cases, TPG Aviator has a pre-emptive right to participate in future equity issuances by AV Homes for so long as TPG Aviator (together with its affiliates) owns at least 10% of our outstanding common stock. The stockholders agreement also provides for customary registration rights with respect to common stock held by TPG Aviator, its affiliates and their permitted transferees. Pursuant to such registration rights, TPG Aviator has, subject to certain limitations, the right to require AV Homes to register TPG Aviator’s securities on three separate occasions and has piggyback registration rights in connection with offerings by AV Homes or other stockholders.

AV Homes and TPG VI Management, LLC (“TPG Management”), an affiliate of TPG, are parties to a management services agreement that sets forth certain financial advisory services to be provided by, and fees to be paid to, TPG Management in connection with ongoing services to AV Homes. As provided in the management services agreement, on June 20, 2013, AV Homes paid TPG Management a transaction fee of $4.7 million and reimbursed TPG Management $1.0 million of expenses incurred by it and its affiliates in connection with the TPG Investment.

Furthermore, pursuant to the management services agreement and in exchange for certain ongoing advisory and consulting services, AV Homes agreed to pay to TPG Management a monitoring fee equal to $465,000 for so long as TPG Aviator and its affiliates own at least 30% of the Common Stock outstanding and also to reimburse expenses incurred by TPG Management and its affiliates to provide services or enforce its rights under the management services agreement. In each case, the monitoring fee will be reduced proportionately based on TPG Aviator’s board representation rights under the stockholders agreement, as described above. The monitoring fee will be payable quarterly in advance. The monitoring fee will be reduced by director fees otherwise payable to the TPG-nominated members of the board. During 2013, AV Homes paid TPG Management a monitoring fee of $246,552 and $50,000 as reimbursement of expenses.

ELECTION OF DIRECTORS

(Item 1)

At the Annual Meeting, eight directors are to be elected for the ensuing year and until their respective successors are duly elected and qualified. Reuben S. Leibowitz, who has served as a director since 2010, will not stand for re-election at the Annual Meeting.

Stockholders have cumulative voting rights with respect to election of directors. Under cumulative voting, each stockholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, eight votes per share). A stockholder may cast all such votes for a single nominee or distribute them among the nominees, as such stockholder wishes, either by so marking his ballot at the meeting, by specific voting instructions sent to AV Homes with a signed proxy, or via Internet or by telephone in accordance with instructions on the proxy card. In connection with the solicitation of proxies, discretionary authority to cumulate votes is being solicited. Unless authority to vote for the nominees for director is withheld, it is the intention of the persons named in the accompanying proxy to vote the proxies in such manner as will elect as directors the nominees named below.

All of the nominees were elected at the June 5, 2013 Annual Meeting of Stockholders, except for Messrs. Davis and Kranias, who were elected to the Board of Directors effective on June 20, 2013 in connection with the TPG Investment, and Mr. Hackwell, who was elected to the Board of Directors on September 20, 2013. The Board of Directors met nine times during 2013, including the annual meeting of directors held immediately following the 2013 Annual Meeting of Stockholders, and acted three times through a written consent.

The Board of Directors does not contemplate that any of the persons named below will be unable, or will decline, to serve. However, if any of such persons is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

The following paragraphs set forth information with respect to each nominee for director, including positions currently held, prior occupation and business experience for more than the past five years. In concluding an individual should be recommended to serve as a director, the Nominating and Corporate Governance Committee considers each person’s business and professional skills and experience, qualifications and attributes, as well as personal integrity and judgment. Although it does not have a formal diversity policy, the Committee considers, among other attributes, diversity of gender, professional experience and skills of the individuals to be recommended to the Board for nomination for election to the Board. Except as otherwise indicated, the following nominees have not been principally employed by any subsidiary or affiliate of AV Homes. There are no family relationships between any nominee, director or executive officer of AV Homes.

Paul D. Barnett, Director since May 2007

Mr. Barnett, 53, has been Managing Director at Ulysses Management, LLC, a private investment firm, since February 2005. Prior thereto, he was a Founder and Managing Principal at Odyssey Investment Partners, LLC, a private investment firm, from 1997 to 2004. Prior to the founding of Odyssey Investment Partners, he was a principal at Odyssey Partners from 1993 to 1997. Mr. Barnett has served on numerous boards of directors since 1990. Currently he serves as the Chairman on the Board of Managers for Ice House America, LLC, EGD Security Systems, LLC, and PresAir, LLC, each private Delaware limited liability companies. Mr. Barnett’s experience and expertise in investment management, investment banking and the securities markets are valuable assets for AV Homes when making acquisitions, seeking financing or raising capital.

Roger A. Cregg, Director since December 2012

Mr. Cregg, 57, has served as our President and Chief Executive Officer, and member of our Board of Directors, since December 2012. Prior to joining AV Homes, he served as Senior Vice President of Finance and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, from August 2011 through November 2012. He served as Executive Vice President of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.), a national homebuilding company, from May 2003 to May 2011 and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2011. He served as Senior Vice President of PulteGroup, Inc. from January 1998 to May 2003. He has served as a director of Comerica Incorporated since 2006. He was a director of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009 and served as Chair from January to December 2006.

Kelvin L. Davis, Director since June 2013

Mr. Davis, 50, is a Senior Partner of TPG Capital, LP (“TPG”) and the Founder and Co-Head of TPG Real Estate. He has been a Partner at TPG based in San Francisco since 2000 and is a member of TPG’s Management Committee. From 2000 to 2009, Mr. Davis led TPG’s North American Buyouts Group, encompassing investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, LLC, a private international real estate investment firm based in Los Angeles, which he co-founded in 1991. Prior to the formation of Colony Capital, LLC, Mr. Davis was a Principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, Inc., he worked at Goldman, Sachs & Co., an investment bank, in New York and with Trammell Crow Company, a real estate developer, in Dallas and Los Angeles. Mr. Davis serves on the boards of directors of

Northwest Investments, LLC (ST Residential), Caesars Entertainment Corporation, Univision Communications Inc., Catellus Development Corporation, Taylor Morrison Home Corporation, Parkway Properties, Inc. and Assisted Living Concepts, Inc. He is also a long-time Director (and past Chairman) of Los Angeles Team Mentoring, Inc. (a charitable mentoring organization), serves on the board of the Los Angeles Philharmonic Association, is a trustee of Los Angeles County Museum of Art and is on the Board of Overseers of the Huntington Library, Art Collections and Botanical Gardens. In the past five years, Mr. Davis also served as a director Kraton Performance Polymers, Inc. and Graphic Packaging Holding Company. Mr. Davis earned a B.A. in Economics from Stanford University and an M.B.A. from Harvard Business School. Mr. Davis is a TPG Nominated Director, and the Company is required pursuant to the stockholders agreement with TPG Aviator to nominate him for election to the Board. Mr. Davis’s extensive management experience, board service and experience in the real estate industry allow Mr. Davis to provide valuable insight to AV Homes and our Board regarding our operations and management of our business.

Roger W. Einiger, Director since May 2006

Mr. Einiger, 66, has been President of Hardscrabble Advisors, LLC, a private investment firm, since 2001. Previously he spent three decades at Oppenheimer & Co. and its successor companies, most recently serving as Vice Chairman. Following the sale of Oppenheimer in 1997, he served as Vice Chairman of CIBC Oppenheimer Corp., an investment banking and brokerage company, and as a consultant to Canadian Imperial Bank of Commerce until 2001. Mr. Einiger previously served as a Director of BPW Acquisition Corp. and a Director and member of the Audit Committee of NDS Group plc. He also serves as a director or trustee of several philanthropic and academic organizations. During his tenure with Oppenheimer, Mr. Einiger was responsible for finance, operations, technology, and human resources departments. His diverse background lends valuable insight to AV Homes’ Board of Directors and the Audit and Compensation Committees on which he serves.

Paul Hackwell, Director since September 2013

Mr. Hackwell, 34, is a Vice President at TPG in the North American Buyout Group. Since joining TPG in 2006, Mr. Hackwell has been involved with the firm’s investments in the Company, Taylor Morrison, Norwegian Cruise Line, Savers, Gelson’s Markets and Aptalis Pharma, among other debt and equity investments. Prior to joining TPG, Mr. Hackwell worked at the Boston Consulting Group. Mr. Hackwell holds an A.B. summa cum laude from Princeton University, an M.Phil. from the University of Oxford, where he was a Keasbey Scholar, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hackwell is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG Aviator to nominate him for election to the Board. Mr. Hackwell’s extensive experience in real estate investment allows Mr. Hackwell to provide valuable insight to AV Homes and our Board, including with respect to the Company’s investing activities.

Greg Kranias, Director since June 2013

Mr. Kranias, 37, joined TPG in 2005 and is currently a Principal in TPG’s Private Equity Group. While at TPG, Mr. Kranias has been involved with TPG’s investments in Taylor Morrison, Catellus Development Corporation, IASIS Healthcare LLC and a number of real estate non-performing loans. He currently sits on the board of directors of Catellus Development Corporation, Taylor Morrison Home Corporation and IASIS Healthcare LLC. Prior to joining TPG in 2005, Mr. Kranias worked at Forstmann Little & Company, a private equity firm, and Goldman, Sachs & Co., an investment bank. Mr. Kranias holds an A.B. from Harvard College and an M.B.A. from the Stanford Graduate School of Business. Mr. Kranias is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG Aviator to nominate him for election to the Board. Mr. Kranias’s extensive experience in real estate investment and finance allows Mr. Kranias to provide valuable insight to AV Homes and our Board, including with respect to the Company’s land acquisition and real estate development activities.

Joshua L. Nash, Director since September 2004

Mr. Nash, 52, has been our Chairman of the Board of Directors since September 2004. Mr. Nash has served as President of Ulysses Management, L.L.C., which serves as investment manager to a U.S. partnership and offshore investment fund, since 1997. Mr. Nash has also been General Partner of Ulysses Partners, L.P., a private investment firm, since 1997. He was formerly a General Partner of Odyssey Partners, L.P., a private investment firm, from 1989 until its liquidation in December 2007. For more than nine years, Mr. Nash has managed investments, representing assets, including real estate, in excess of $1 billion. Mr. Nash was the sole member of Joshua Nash II, LLC, the managing member of ODAV LLC, a private firm formed in September 2003 to manage its investment in AV Homes, until the AV Homes shares were distributed to the firm’s members in November 2013. His more than 20 years of experience in investment management and his long-term financial interest in AV Homes make him uniquely qualified to serve as AV Homes’ Chairman.

Joel M. Simon, Director since May 2004

Mr. Simon, 68, is a private investor. From June 2000 until April 2013, he was a Partner and Principal in XRoads Solutions Group, LLC, a national financial advisory and consulting firm. In addition, he was formerly Chief Executive Officer and President of Starrett Corporation from March 1998 to December 1998; Executive Vice President, Chief Operating Officer and Director of Olympia & York Companies (U.S.A.) from 1985 to 1996; and Senior Partner with Margolin, Winer & Evens, LLP, a regional accounting firm, from 1976 to 1984. Mr. Simon also served as a Director, Chairman of the Audit Committee and member of the Compensation Committee of Frederick’s of Hollywood Group, Inc. Mr. Simon’s extensive financial and operational expertise in many industries, including real estate, make him not only a well-qualified member of AV Homes’ Board but also Chairman of, and financial expert for, its Audit Committee.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to elect the eight individuals named above to the Board of Directors of the Company.

Board Recommendation

The Board of Directors believes that it is in the best interests of AV Homes and its stockholders to elect the eight individuals named above to the Board of Directors of the Company and recommends a vote FOR the election of each such individual.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND

ITS COMMITTEES

Certain Committees of the Board

To assist it in carrying out its duties, the Board has established various committees. Current committees and current members thereof are as follows:

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Finance Committee
Joel M. Simon (1)	Paul D. Barnett (1)	Roger W. Einiger (1)	Joshua L. Nash (1)
Paul D. Barnett	Kelvin L. Davis	Kelvin L. Davis	Paul D. Barnett
Roger W. Einiger	Reuben S. Leibowitz	Greg Kranias	Kelvin L. Davis
		Joshua L. Nash	Greg Kranias
		Joel M. Simon	Reuben S. Leibowitz

(1)	Chairman

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of AV Homes’ financial reporting; (ii) AV Homes’ systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the independent auditors, their conduct of the annual audit and their engagement for any other services; (iv) AV Homes’ legal and regulatory compliance; (v) the application of AV Homes’ related person transaction policy; (vi) codes of business conduct and ethics as established by management and the Board; and (vii) the preparation of the Audit Committee Report for inclusion in the annual proxy statement. The Committee may also perform such other tasks as are assigned to it from time to time by the Board. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from AV Homes for, outside counsel, independent auditors or other advisors. The Committee met eight times and acted by written consent once during the fiscal year ended December 31, 2013. The Committee is governed by a written charter approved by the Board. The charter is available on AV Homes’ website at www.avhomesinc.com.

All members of the Committee have been determined to be independent (see “Director Independence”). The Board has also determined that all members of the Committee are financially literate under Nasdaq’s listing standards and Joel M. Simon is the Committee’s “audit committee financial expert,” as defined in the rules of the SEC and for purposes of Nasdaq’s listing standards.

Audit Committee Report

The Audit Committee (the “Committee”) has reviewed and discussed AV Homes’ audited financial statements for the fiscal year ended December 31, 2013 with management.

The Committee has discussed with Ernst & Young LLP, AV Homes’ independent auditors, the matters required to be discussed by applicable Public Company Accounting Oversight Board standards.

The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to AV Homes’ Board of Directors that its audited financial statements be included in AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joel M. Simon, Chairman

Paul D. Barnett

Roger W. Einiger

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in: (i) identifying, screening and reviewing individuals to serve as directors and recommending candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) overseeing AV Homes’ policies and procedures for receipt of stockholder suggestions regarding composition of the Board and recommendations of candidates for nomination; (iii) overseeing implementation of AV Homes’ Corporate Governance Guidelines and Principles; and (iv) reviewing AV Homes’ overall corporate governance and recommending changes when necessary or desirable. The Committee may also perform such additional tasks as assigned to it by the Board. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from AV Homes for, outside counsel, consultants and other advisors. The Committee met once, and acted by written consent once, during the fiscal year ended December 31, 2013.

All members of the Nominating and Corporate Governance Committee have been determined to be independent, other than Mr. Leibowitz (see “Director Independence”). Mr. Leibowitz was appointed to the Nominating and Corporate Governance Committee in June 2013 when the Board committees were reconstituted in connection with the TPG Investment. The Board determined that Mr. Leibowitz’s service on the Nominating and Corporate Governance Committee was in the best interests of the Company and its stockholders as the Company sought to balance its committees with legacy AV Homes’ directors and TPG Nominated Directors as part of the negotiated composition of the Board committees. As disclosed above, Mr. Leibowitz’s term as a director will conclude at the Annual Meeting as he is not standing for re-election. The Committee is governed by a written charter approved by the Board. The Charter is available on AV Homes’ website at www.avhomesinc.com.

The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, evaluates the membership, and identifies and reviews director nominee candidates. The Committee considers candidates for Board membership received from all sources based upon various criteria, including their business and professional skills and experience, personal integrity and judgment, commitment to representing the long-term interests of stockholders and availability to participate in Board activities. The Committee will consider candidates suggested by its members, other Board members, management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm. In order to be considered, a recommendation from a stockholder must include the stockholder’s name and contact information, the candidate’s name and contact information, a brief description of the candidate’s background and qualifications and a statement by the candidate that he or she is willing and able to serve on the Board. The Committee may also require candidates to provide such other information as it may request.

Messrs. Davis, Hackwell and Kranias joined the Board during 2013 and were identified as director candidates by TPG Aviator in connection with TPG Aviator becoming a significant stockholder of AV Homes, and they were nominated pursuant to our stockholders agreement with TPG Aviator.

The Committee reviews periodically and recommends to the Board for approval any changes in the compensation of non-employee directors. The Committee has received advice from the Company’s counsel relative to the structure and terms of director compensation. Any equity compensation awards for non-employee directors are administered by the Committee under the Amended and Restated 1997 Incentive and Capital Accumulation Plan (2011 Restatement).

AV Homes’ By-Laws establish advance notice procedures with respect to nominations for election of directors for an annual meeting (see “Stockholders’ Proposals and Nominations of Board Members”).

Compensation Committee

The Compensation Committee assists the Board in overseeing management compensation policies and practices, including (i) determining and approving the compensation of the CEO and the Company’s other executive officers; (ii) reviewing and approving management incentive compensation policies and programs and exercising discretion in the administration of such programs; and (iii) reviewing and approving equity compensation programs for employees and exercising discretion in the administration of such programs. It also reviews and discusses with AV Homes’ management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in AV Homes’ proxy statement and Form 10-K. The recommendation is described in a Compensation Committee Report included in the proxy statement. The Committee may perform such other tasks as assigned to it by the Board. The Committee may delegate any of its responsibilities to a subcommittee comprised solely of one or more of its members so long as such delegation is consistent with law and applicable rules of the SEC and Nasdaq. The Committee has the authority to obtain advice and assistance from the Committee’s outside counsel, compensation consultants and other advisors with funding from the Company. The Committee met twice times and acted by written consent twice during the fiscal year ended December 31, 2013.

As part of the TPG Investment, we must constitute our Compensation Committee as a five member committee and (i) for so long as the ownership of TPG Aviator and its affiliates is at least 15%, TPG Aviator has the right to have two Board members appointed to the Committee, and (ii) for so long as the ownership of TPG Aviator and its affiliates is at least 5% but less than 15%, TPG Aviator has the right to have one Board member appointed to the Committee. TPG Aviator has no such appointment rights if its level of ownership of the Company is less than 5%. Additionally, for so long as TPG Aviator is entitled to designate at least one member of the Compensation Committee, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Compensation Committee (which approval, for so long as TPG Aviator is entitled to nominate two members of the Compensation Committee, in most cases must include the approval of four out of the five members of the Compensation Committee):

•	any adoption of any new, or expansion of any existing, equity incentive plan; and

•	any changes to, or the adoption of, any compensation arrangements for any members of the Board or members of senior management.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis below. The Compensation Committee is governed by a written charter approved by the Board. The charter sets out in greater detail the specific responsibilities of the Compensation Committee. A current copy of the charter is available on AV Homes’ website at www.avhomesinc.com.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2013 were Messrs. Einiger, Davis, Kranias, Nash, and Simon. None of these members of the Compensation Committee has been an executive officer or employee of AV Homes, and none were party to any related person transaction with AV Homes that would require disclosure in this Proxy Statement.

Finance Committee

The Finance Committee assists the Board in overseeing certain finance, capital expenditure and other matters. The Committee may perform such other tasks as assigned to it by the Board. The Committee may delegate any of its responsibilities to a subcommittee comprised solely of one or more of its members so long as such delegation is consistent with law and applicable rules of the SEC and Nasdaq.

As part of the TPG Investment, the Company must constitute its Finance Committee as a five member committee and (i) for so long as the ownership of TPG Aviator and its affiliates is at least 15%, TPG Aviator has the right to have two Board members appointed to the Committee, and (ii) for so long as the ownership of TPG Aviator and its affiliates is at least 5% but less than 15%, TPG Aviator has the right to have one Board member appointed to the Committee. TPG Aviator has no such appointment rights if its level of ownership of the Company is less than 5%. Additionally, for so long as TPG Aviator is entitled to designate at least one member of the Finance Committee, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Finance Committee (which approval, for so long as TPG Aviator is entitled to nominate two members of the Finance Committee, in most cases must include the affirmative vote of at least one Committee member nominated by TPG Aviator):

•	any sale or issuance of any capital stock or other security of the Company or any subsidiary (including options and convertible or exchangeable instruments), except for certain permitted issuances;

•	any redemption, purchase, repurchase or other acquisition of capital stock of the Company (other than in connection with equity compensation arrangements);

•	any incurrence or assumption of liability for indebtedness other than certain ordinary course borrowings;

•	any hiring or firing of members of senior management;

•	any land or builder acquisitions, any acquisition or dispositions of subsidiaries or any other acquisitions or dispositions that are greater, in each case, than $5 million (including total expected capital requirements associated with the acquisition or disposition of the land, as the case may be, and all land development work required to get the land ready for the construction of homes);

•	any capital expenditures or land commitments over the budget approved by the Board, or otherwise greater than $10 million; and

•	any entry into new markets or lines of business.

The Finance Committee is governed by a written charter approved by the Board. The charter sets out in greater detail the specific responsibilities of the Finance Committee. A current copy of the charter is available on AV Homes’ website at www.avhomesinc.com.

Director Compensation

The Compensation and Nominating and Corporate Governance Committees conducted a review of the Company’s compensation for non-employee directors against market trends in July 2012. The Company’s director compensation program has remained unchanged since that time. Under the terms of the stockholders agreement described above under “Certain Relationship and Related Transactions,” the TPG Nominated Directors do not receive the standard director compensation. Rather, pursuant to the management services agreement described above, AV Homes pays a quarterly monitoring fee to TPG Management in lieu of any director fees otherwise payable by the Company to the TPG Nominated Directors.

The annual cash retainer for each non-employee director of AV Homes was set by the Board at $40,000 per annum. Members and the Chairman of the Audit Committee receive additional compensation of $10,000 and $15,000 per annum, respectively. Members and the Chairman of the Nominating and Corporate Governance Committee receive additional compensation of $2,500 and $5,000 per annum, respectively. Members and the Chairman of the Compensation Committee receive additional compensation of $5,000 and $7,500 per annum, respectively. Members and the Chairman of the Finance Committee receive additional compensation of $10,000 and $15,000 per annum, respectively. In addition, each non-employee member and the Chairman of the Executive Committee, prior to the removal of the Executive Committee from the Company’s By-Laws in March of 2014, received a retainer of $2,000 and $5,000 per annum, respectively.

The Nominating and Corporate Governance Committee adopted a deferral program applicable to non-employee directors in June 2005. Under the deferral program, non-employee directors may elect to defer up to 50% of annual retainer fees, committee fees and/or chairperson fees, for which the director is credited with a number of stock units based upon the closing price of the common stock on the due date of each payment. The stock units become distributable as shares of common stock upon the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director.

The Nominating and Corporate Governance Committee also determined to grant annual awards of restricted stock units (“RSUs”) to all non-employee directors having a value equal to $45,000. Accordingly, on June 5, 2013, each non-employee director was awarded 3,308 RSUs for service as a director for the term beginning at the 2013 annual meeting of stockholders. The RSUs will vest and be converted into an equivalent number of shares of common stock upon the earlier of the first anniversary of the date of the award and the date immediately preceding the date of AV Homes’ 2014 Annual Meeting of Stockholders, provided that the non-employee director is a member of the Board of Directors on such vesting date. The RSUs will vest immediately upon the death or disability of the non-employee director or upon a change of control of the Company. If the non-employee director ceases to be a member of the Board of Directors for any other reason, the RSUs will be forfeited, unless the Board of Directors provides otherwise.

The following table sets forth the retainer, other cash fees and equity compensation received during the fiscal year ended December 31, 2013, by non-management directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Allen J. Anderson (3)	17,233	—	17,233
Paul D. Barnett	55,500	45,000	100,500
Kelvin L. Davis (4)	—	—	—
Roger W. Einiger	63,000	45,000	108,000
Paul Hackwell (4)	—	—	—
Greg Kranias (4)	—	—	—
Reuben S. Leibowitz	40,500	45,000	85,500
Joshua L. Nash	48,500	45,000	93,500
Joel M. Simon	58,000	45,000	103,000

(1)	Includes amounts of $27,725, $32,590 and $23,462 of fees for Messrs. Barnett, Einiger and Nash, respectively, which were deferred during 2013 and represented by stock units under the deferral program adopted in June 2005.
(2)	Represents for Messrs. Barnett, Einiger, Leibowitz, Nash, and Simon the aggregate grant date fair value of 3,308 RSUs, which reflects the director’s total stock awards outstanding as of December 31, 2013. The grant date fair value of these RSUs is $13.60 per share, calculated in accordance with ASC 718 by using the closing price of the common stock on June 5, 2013, the date of grant.
(3)	Mr. Anderson’s term expired at the 2013 annual meeting of stockholders.
(4)	As described above, the TPG Nominated Directors do not receive director compensation from the Company.

Directors’ Attendance

In fiscal year 2013, all of the incumbent directors attended 75% or more of the aggregate of their respective Board and committee meetings.

Directors’ Attendance at Annual Meetings of Stockholders

The Board encourages each member of the Board to attend each Annual Meeting of Stockholders, but recognizes that unavoidable circumstances may prevent attendance. All members of the Board who were standing for election or reelection attended the 2013 Annual Meeting of Stockholders.

Communication with the Board of Directors

A stockholder who wishes to communicate with the Board, or specific individual directors, may direct written communication addressed to the Board or such director or directors in care of the Corporate Secretary, AV Homes, Inc., 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253. The Corporate Secretary will deliver any communications to our independent Chairman of the Board, other than those that do not relate to any Board matter, which the Corporate Secretary may handle on his or her own.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Following this Compensation Discussion and Analysis (“CD&A”), we present detailed tabular and narrative information concerning the compensation of each of the Named Executive Officers and their employment and other agreements. This detailed information should be read in conjunction with the CD&A.

Overview

In this section of the Proxy Statement we discuss, among other things, the overall objectives of our executive compensation programs and the material elements of compensation awarded to, earned by, or paid to our “Named Executive Officers” (or “NEOs”). We identify the Named Executive Officers in accordance with SEC rules and include each person who in Fiscal 2013 served as our principal executive officer and our principal financial officer, as well as our other executive officers serving at December 31, 2013. For Fiscal 2013, our Named Executive Officers were:

Name	Current Positions	Periods of Service

Current Executive Officers:
Roger A. Cregg	President and Chief Executive Officer	December 3, 2012—present
Michael S. Burnett	Executive Vice President and Chief Financial Officer	October 14, 2013—present
Joseph Carl Mulac, III	Executive Vice President	October 2010—present
Dave M. Gomez	Executive Vice President, General Counsel and Corporate Secretary	October 1, 2012—present

Former Executive Officers:
Tina M. Johnston	Former Senior Vice President, Principal Financial Officer and Principal Accounting Officer	August 2011—October 13, 2013

The compensation of our Named Executive Officers should be understood within the context of our business. We are engaged in the business of homebuilding, community development, and land sales in Florida and Arizona. Our primary business is the development of active adult communities, in conjunction with construction and sales of residences within those communities. We also construct and sell homes in primary residential communities, some of which we developed in prior years. We also engage in a variety of other real estate related activities, such as the operation of amenities and the sale for third-party development of commercial and industrial land. Most of our development projects take many years to conceive, permit, develop and sell. Thus, it may take an extended period of time before a project can be viewed as “profitable” or not.

Our performance in our core business segments of active adult community development and primary residential community development has improved for the year ended December 31, 2013 as compared to prior years. As the market continues to recover from the industry downturn, we have experienced the positive impact from that as well. During the year ended December 31, 2013, we closed on 481 homes at an average sales price of $238,000 per closed home, generating $114 million of home sale revenue, as compared to the year ended December 31, 2012, in which we closed on 306 homes at an average sales price of $227,000 per closed home, generating $69 million of home sale revenue. The number of housing contracts (net of cancellations) signed in 2013 increased 18% compared to 2012, and at December 31, 2013, we had 167 homes in backlog with a sales value of approximately $39.9 million compared to 185 homes in backlog with a sales value of approximately $43.1 million at December 31, 2012.

Say on Pay Advisory Vote

Our compensation programs have not changed significantly over the last few years. Accordingly, while our Compensation Committee has considered the outcome of our last stockholder advisory vote on executive compensation (the so-called “say on pay” vote), which was held at our 2011 annual meeting of stockholders at which approximately 82% of the shares voted on the matter approved our executive compensation, we have not made any significant changes in response to that vote or otherwise. Following the say on pay vote held at this annual meeting, the next say on pay vote, as well as a vote on the frequency of such say on pay votes, will be held at our 2017 annual meeting of stockholders.

Objectives of Our Compensation Programs and What They Are Designed to Reward

Our compensation programs are intended to attract and retain executives, to motivate and reward them for achieving the Company’s long-term goals, and to align their interests with those of our stockholders.

•	In order to retain the services of our executives, our compensation practices should be competitive with those of other employers with whom we compete for talent.

•	AV Homes pays for performance. This means that our compensation program is designed to recognize an executive’s contribution that has led to the attainment of corporate goals.

•	Our compensation program is designed to motivate executives to achieve results in a manner that builds long-term stockholder value. An equity component of total compensation is included to align the interests of the executives with the interests of our stockholders.

Compensation Process

The compensation of our NEOs is overseen and determined by the Compensation Committee of our Board of Directors. Each member of the Compensation Committee is independent in accordance with applicable rules of Nasdaq. The Compensation Committee works with the CEO to establish the Company’s executive compensation philosophy, policies and programs. The Compensation Committee meets with the CEO annually to discuss his or her performance, but ultimately decisions regarding his or her compensation are made solely by the Compensation Committee based on its deliberations.

Most of our executive officers have been employed with us for less than two years, and their compensation is primarily the result of negotiations related to their commencement or termination of employment, along with incremental changes described below.

During 2012, the Compensation Committee retained James Reda of Gallagher & Associates to provide guidance on executive compensation practices, policies and benchmarking of peers to inform the Compensation Committee’s decisions related to 2013 executive compensation. The Compensation Committee assessed the independence of Mr. Reda and the Gallagher firm and concluded that no conflict of interest exists that would prevent them from independently representing the Compensation Committee. The Compensation Committee did not engage a compensation consultant to advise the Committee on compensation decisions for 2014.

The CEO has generally been involved in negotiating and recommending compensation for the executive officers other than himself; however, the actual compensation agreements and arrangements are ultimately subject to approval by the Compensation Committee. The CEO also makes recommendations to the Compensation Committee regarding the level of achievement attained under the performance-based awards for all executive officers with such awards (for 2013, this included Mr. Burnett, Mr. Mulac, Mr. Gomez and Ms. Johnston).

How the Various Kinds of Compensation Are Determined and Allocated to Form a Complete Package

The objectives described above are supported by the four primary elements of our compensation program for NEOs: base salaries, annual performance-based cash bonuses, equity awards and employment agreements.

While there are several elements to the compensation program, they are evaluated as a whole by our Compensation Committee in making its compensation determinations. We do not have any specific policies or parameters for allocating between cash and non-cash compensation or with respect to the duration of compensation arrangements. In general, the Compensation Committee has a balanced approach regarding the allocation between cash and non-cash compensation, taking into account our business plan and the responsibilities of the particular executive.

Salaries

Salaries are a necessary part of any compensation program and paying reasonable salaries is an important aspect of attracting and retaining qualified executives. In setting salaries, we have not established any specific target levels based on peer group analyses or benchmarking studies. However, we believe that our market for executive talent is competitive, and we take this into account in the establishment of a total compensation package.

The base salary amounts for the NEOs were established in connection with the negotiation of their respective employment agreements. See below under “Employment and Separation Agreements.” No changes were made to the NEOs’ base salaries for fiscal 2013.

Performance-Based Cash and Equity Awards

A significant component of our compensation program for most NEOs is their opportunity to receive performance-based cash or equity awards. We use these awards to motivate executives toward achieving long-term corporate goals that are consistent with AV Homes’ business plans. We also use them both to align the executives’ interests to those of our stockholders and to retain our executives. As with salaries, we have not established any specific target levels for incentive compensation based on peer group analyses or benchmarking studies. However, we aim to set reasonable awards within the framework of a total compensation package. The specific types of awards (for example, cash or equity) and performance objectives (for example, stock price or gross profit) and periods (for example, annual or multi-year) are tailored for the recipient based on Company and individual performance objectives. In determining amounts of the awards, consideration may be given to numerous factors, including anticipated future results of operations and the executive’s anticipated contributions toward achieving such results. Amounts may also be based upon the achievement of specified stock prices and the executive’s continued employment through the vesting period. The Compensation Committee has not established a formal policy as to when grants are made. Awards are usually granted at a meeting of the Compensation Committee.

Cash Performance-Based Awards

Pursuant to Mr. Cregg’s, Mr. Mulac’s and Mr. Gomez’s 2013 incentive awards, each of them was eligible to receive a performance-based cash award targeted at a percentage of his annual base salary (the “Target Bonus”). The percentage of annual base salary for the Named Executive Officers is as follows: Mr. Cregg—125%; Mr. Mulac—60%; Mr. Gomez—50%. Pursuant to the terms of the employment agreements, the amount of the bonus generally depends upon the level of performance targets that are achieved by AV Homes. With respect to the determination of the bonus under the employment agreements: (i) if 100% of the performance targets are achieved in a given year, the Named Executive Officer will be paid a bonus equal to the Target Bonus; (ii) if AV Homes’ achievement of the objective performance goals for the applicable year is greater than or less than 100% of the objective portion of the performance targets, the portion of the bonus determined by reference to such objective performance goals shall be calculated by mathematical interpolation (however, the Compensation Committee may determine a maximum level of objective performance goals, above which no additional bonus will be paid, and a minimum level of objective performance goals, below which no portion of the bonus attributable to objective performance goals will be paid); and (iii) the portion of the bonus determined by reference to the subjective performance goals shall be determined by the Compensation Committee in its sole discretion.

The performance objectives for the 2013 cash awards for Mr. Cregg, Mr. Mulac and Mr. Gomez are described below. Mr. Burnett joined the Company in October 2013 and was entitled to receive a guaranteed bonus of $50,000 for fiscal 2013 under the terms of his offer letter.

Roger M. Cregg—Below are the objectives associated with Mr. Cregg’s cash award for 2013 and the level of achievement of those objectives:

•	50%—Complete the refinancing/funding of the Company’s existing debt—This objective was fully achieved with the TPG Investment for a payout equal to 50% of his Target Bonus

•	5%—Manage expenses to meet budget and/or reduce overall general and administrative expenditures for net savings in 2013—This objective was not achieved as actual corporate G&A expense was $15.4 million, compared to budgeted G&A expense of $10 million

•	20%—Identify and negotiate additional commitments for debt and/or equity to further fund debt repayments, projects or operations in excess of the refinancing/funding referred to above; identify and successfully arrange for a corporate bank revolving credit facility and/or project funding of at least $14 million, with the opportunity to earn an additional 5% of target bonus for each $10,000 of additional capital above the budgeted amount—This objective was fully achieved for a payout equal to 20% of his Target Bonus, plus an additional 40% of his Target Bonus was paid for raising capital in excess of the budgeted amount

•	10%—Achieve or exceed the 2013 budget financial goals for corporate net income (loss) and net cash flow—This objective was fully achieved for a payout equal to 10% of his Target Bonus based on a net loss of $8.9 million, an improvement from budgeted new loss of $15.2 million, and net cash flow of $64.9 million, an improvement over budgeted net cash flow of $28.9 million

Mr. Cregg also earned the full subjective bonus amount, which entitled him to a payout equal to 15% of his Target Bonus. The Compensation Committee determined that Mr. Cregg’s involvement in the Company’s operational performance, his involvement in key new hires and his leadership of various financing, investor relations and financial reporting matters was sufficient for him to earn the entire subjective component of his bonus for 2013, as well as an additional $100,000 related to such accomplishments.

Joseph Carl Mulac, III—Below are the objectives associated with Mr. Mulac’s cash award for 2013 and the level of achievement of those objectives:

•	20%—Achieve budgeted sales and closings for Central Florida operations and Arizona operations—This objective was fully achieved for a payout equal to 20% of his Target Bonus

•	20%—Manage full implementation process to insure total integration between operating divisions and launch operating dashboard reports—This objective was fully achieved for a payout equal to 20% of his Target Bonus

•	20%—Achieve budgeted earnings/loss for Central Florida operations and Arizona operations—This objective was fully achieved for a payout equal to 20% of his Target Bonus

•	5%—Manage expenses to meet budget and/or reduce overall general and administrative expenditures for net savings in 2013—This objective was not achieved as actual corporate G&A expense was $15.4 million, compared to budgeted G&A expense of $10 million

•	10%—Identify and negotiate additional commitments for debt and/or equity to further fund debt repayments, projects or operations in excess of the refinancing/funding referred to above; identify and successfully arrange for a corporate bank revolving credit facility and/or project funding of at least $14 million, with the opportunity to earn an additional 5% of target bonus for each $10,000 of additional capital above the budgeted amount—This objective was fully achieved for a payout equal to 20% of his Target Bonus, plus an additional 40% of his Target Bonus was paid for raising capital in excess of the budgeted amount

•	10%—Achieve or exceed the 2013 budget financial goals for corporate net income (loss) and net cash flow—This objective was fully achieved for a payout equal to 10% of his Target Bonus based on the financial performance described above for Mr. Cregg

Mr. Mulac also earned the full subjective bonus amount, which entitled him to a payout equal to 15% of his Target Bonus. The Compensation Committee determined that Mr. Mulac’s involvement in the Company’s operational performance, including his involvement with organizing the Company’s Carolinas division, was sufficient for him to earn the entire subjective component of his bonus for 2013, as well as an additional $162,000 related to such accomplishments.

Dave M. Gomez—Below are the objectives associated with Mr. Gomez’s cash award for 2013 and the level of achievement of those objectives:

•	10%—Manage matters related to homeowners associates—This objective was fully achieved for a payout equal to 10% of his Target Bonus

•	25%—Provide legal assistance to various financing transactions throughout the year—This objective was fully achieved for a payout equal to 25% of his Target Bonus

•	10%—Oversee and implement realignment of legal department—This objective was fully achieved for a payout equal to 10% of his Target Bonus

•	10%—Complete implementation of ERM structure—This objective was fully achieved for a payout equal to 10% of his Target Bonus

•	5%—Implement governance structure enhancements—This objective was fully achieved for a payout equal to 5% of his Target Bonus

•	5%—Manage expenses to meet budget and/or reduce overall general and administrative expenditures for net savings in 2013—This objective was not achieved as actual corporate G&A expense was $15.4 million, compared to budgeted G&A expense of $10 million

•	10%—Identify and negotiate additional commitments for debt and/or equity to further fund debt repayments, projects or operations in excess of the refinancing/funding referred to above; identify and successfully arrange for a corporate bank revolving credit facility and/or project funding of at least $14 million, with the opportunity to earn an additional 5% of target bonus for each $10,000 of additional capital above the budgeted amount—This objective was fully achieved for a payout equal to 20% of his Target Bonus, plus an additional 40% of his Target Bonus was paid for raising capital in excess of the budgeted amount

•	10%—Achieve or exceed the 2013 budget financial goals for corporate net income (loss) and net cash flow—This objective was fully achieved for a payout equal to 10% of his Target Bonus based on the financial performance described above for Mr. Cregg

Mr. Gomez also earned one-third of his subjective bonus amount, which entitled him to a payout equal to 5% of his Target Bonus. The Compensation Committee determined that Mr. Gomez’s management of the expense budgets under his control, his support for the Company’s land transactions and Carolinas division expansion and his work related to the Company’s financing activities were sufficient for him to earn a portion of the subjective component of his bonus for 2013.

Equity Awards

We grant equity awards from time to time, primarily to serve as compensation for performance and incentives for continued employment and future performance. We primarily grant equity in the form of restricted stock, some of which has had time-based vesting conditions and some of which has had performance-based vesting conditions, and stock options. We have generally granted equity in the form of restricted stock because we believe that it most closely aligns the interests of our executives with those of our stockholders. The terms of the equity awards granted during 2013 are described below:

•	Stock options granted to each NEO on September 26, 2013 (or, in the case of Mr. Burnett, upon his commencement of employment on October 14, 2013)—these stock options vest as to 25% of the shares annually and have a ten-year term. The stock options were granted to recognize our NEOs’ significant work in completing the TPG Investment, and incentivize them to deploy that capital in a way that would yield a return to our stockholders.

•	Performance-based restricted stock granted to Mr. Mulac, Mr. Gomez and Ms. Johnston on March 21, 2013 – these grants were intended to incentivize performance consistent with our current strategy. In connection with these grants, we cancelled awards previously issued to Mr. Mulac and Ms. Johnston in 2012 that had performance terms that were no longer consistent with our current strategy. The awards vest as to 25% of the shares on December 31 of each of 2013, 2014, 2015 and 2016, subject to satisfaction of certain performance requirements. The performance conditions of the restricted stock awards are the same as those under the executive officers’ annual cash incentives. Accordingly, because each of the recipients earned more than the target amount of his or her annual cash incentive award, the shares scheduled to vest on December 31, 2013 vested in full. See the performance conditions described above under “Cash Performance-Based Awards.”

Employment and Separation Agreements

We have had several transitions in our management team in recent years and have entered into employment agreements with our executive officers to set forth certain compensatory and other terms in order to attract new executives to join our Company. Similarly, we have entered into separation agreements with executives who have left the Company to facilitate an orderly transition of their responsibilities and to receive valuable covenants and assurances from them.

During 2013, we entered into an offer letter with Mr. Burnett, our new Executive Vice President and Chief Financial Officer. We also entered into a separation agreement with Ms. Johnston, our former Principal Financial and Accounting Officer. In March 2014, we entered into a new employment agreement with Mr. Cregg, our President and Chief Executive Officer. The terms of the agreements were negotiated between us and the individuals based on their particular circumstances and were approved by our Compensation Committee. The terms of these agreements are described below under “Employment and Separation Agreements.” During 2014, we expect to enter into new employment agreements with all of our executive officers other than Mr. Cregg, which new agreements are expected to be modeled off the form of agreement adopted for Mr. Cregg in March 2014.

Executive Compensation Governance Practices

The employment agreements with certain of our executive officers, including Mr. Cregg and Mr. Mulac, require them to hold shares of AV Homes stock, counting only vested shares and other shares held directly, having a fair market value equal to or greater than three times his or her base salary. There is no deadline for achieving the required level of stock ownership; however, the executive officer may not sell any shares of AV Homes stock from his or her restricted stock grants, other than to satisfy any required tax withholding, until he or she has achieved the required stock ownership level.

Tax and Accounting Considerations

The Company considers the tax consequences of all elements of its compensation program on both the executives and the Company. In particular, we consider the effects of Section 162(m) as well as Sections 280G and 4999 of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code could potentially limit the federal income tax deductions to be taken by the Company for compensation paid to the CEO and to each of the other three most highly compensated NEOs (other than the CFO). The general rule is that annual compensation paid to any of these executives will be deductible by AV Homes only to the extent that it does not exceed $1,000,000 (per person) or qualifies as “performance-based” compensation. Generally, we intend that compensation paid to executives will comply with requirements of Section 162(m) so that AV Homes will receive a full federal tax deduction. However, we may decide to make non-deductible payments or awards when circumstances warrant, consistent with our compensation philosophy and objectives.

In the event of a change of control of the Company, Section 280G could potentially limit the federal tax deductions to be taken for certain compensation payments to an executive who could be subject to additional taxes (Section 4999). These provisions of the tax code are sometimes referred to as the “golden parachute” provisions. In general, if the total amount of payments to an individual that are contingent upon a change of control of AV Homes (within the meaning of Section 280G), including payments under our incentive plans that vest upon a change of control, equals or exceeds three times the executive’s “base amount” (generally, the individual’s average annual compensation for the five calendar years preceding the change of control), then, subject to certain exceptions, the portion of such payments in excess of the base amount may be treated as “parachute payments” under Section 280G. A portion of such payments would not be deductible by AV Homes, and the executive would be subject to a 20% excise tax on such portion of the payments. Mr. Cregg’s new employment agreement executed in February 2014 contains a so-called “better of” provision, meaning that if any of the payments or benefits provided to Mr. Cregg would not be deductible to the Company pursuant to Section 280G, then the payments will be reduced by the amount required to avoid the excise tax imposed under Section 4999, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

The Company accounts for stock-based compensation in accordance with the requirements of ASC Topic 718 (“ASC 718”), which, for example, requires all stock-based awards to be expensed. The adoption of ASC 718 has not affected our compensation program for NEOs.

Compensation Committee Report

The Compensation Committee of the Board of Directors of AV Homes has reviewed and discussed the foregoing Compensation Discussion and Analysis with AV Homes’ management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and AV Homes’ proxy statement for the 2014 Annual Meeting.

Compensation Committee

Roger W. Einiger, Chairman

Kelvin L. Davis

Greg Kranias

Joshua L. Nash

Joel M. Simon

Summary Compensation Table

The following table presents 2013, 2012 and 2011 compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer and the two other executive officers on December 31, 2013, as well as the Company’s former Principal Financial Officer and Principal Accounting Officer (the “Named Executive Officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roger A. Cregg	2013	400,000	175,000	—	2,854,811	600,000	—	—	4,029,811
President and Chief Executive Officer (1)	2012	30,769	—	799,975	—	—	—	—	830,744
Michael S. Burnett	2013	63,461	50,000	—	622,700	—	—	—	736,161
Executive Vice President and
Chief Financial Officer (2)
Joseph Carl Mulac, III	2013	300,000	189,000	224,996	865,000	216,000	—	—	1,794,996
Executive Vice President	2012	300,000	—	—	—	264,351	—	—	564,351
	2011	300,000	—	(132,303)	—	165,000	—	—	332,697
Dave M. Gomez	2013	240,000	6,000	120,000	346,000	144,000	—	—	856,000
Executive Vice President,	2012	60,000	60,000	—	—	—	—	—	120,000
General Counsel and Secretary (3)
Tina M. Johnston	2013	184,519	—	120,000	—	—	—	243,000	547,519
Former Senior Vice President,	2012	175,000	—	107,700	—	81,681	—	—	364,381
Principal Financial Officer and	2011	67,308	—	212,275	—	24,812	—	—	304,395
Principal Accounting Officer (4)

(1)	Mr. Cregg was appointed President and Chief Executive Officer on December 3, 2012.
(2)	Mr. Burnett was appointed Executive Vice President and Chief Financial Officer on September 23, 2013, effective October 14, 2013.
(3)	Mr. Gomez was appointed Executive Vice President, General Counsel and Corporate Secretary on October 1, 2012.
(4)	Ms. Johnston resigned as Senior Vice President, Principal Financial Officer and Principal Accounting Officer upon the appointment of Mr. Burnett as Executive Vice President and Chief Financial Officer. Ms. Johnston remained with the Company through November 2013 to facilitate an orderly transition. The All Other Compensation amount for 2013 represents amounts paid to Ms. Johnston in connection with her resignation. As described below under “Employment and Separation Agreements,” Ms. Johnston was entitled to receive a cash payment of $243,000, representing six months of her base salary and a portion of her cash incentive award for goals attained in 2013.
(5)	Represents the aggregate grant date fair value of restricted stock and option awards, calculated in accordance with ASC 718. The valuation assumptions used in calculating these values are discussed in Note 9 of AV Homes’ financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. These amounts do not represent actual amounts paid or to be realized. Amounts shown are not necessarily indicative of values to be achieved, which may be more or less than the amounts shown as awards are subject to time vesting and/or achievement of performance conditions.

Grants of Plan-Based Awards in 2013

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other option awards: Number of securities underlying options (#)(3)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger A. Cregg	9/26/13	9/26/13	(1)	425,000	(1)				330,036	16.80	2,853,795
Michael S. Burnett	10/14/13	9/26/13							65,000	18.53	622,700
Joseph Carl Mulac, III	3/21/13 9/26/13	3/21/13 9/26/13	(1)	153,000	(1)	(2)	16,841	(2)	100,000	16.80	224,996 865,000
Dave M. Gomez	3/21/13 9/26/13	3/21/13 9/26/13	(1)	102,000	(1)	(2)	8,982	(2)	40,000	16.80	120,000 346,000
Tina M. Johnston (4)	3/21/13	3/21/13	(1)	102,000	(1)	(2)	8,982	(2)			120,000

(1)	The actual amount of incentive compensation depends upon the level of performance targets that are achieved by AV Homes. Performance targets are the objective performance goals and subjective performance goals established by the Compensation Committee. If 100% of the performance targets are achieved, the Named Executive Officer will receive the target incentive compensation amount. If AV Homes’ achievement of the objective performance goals for the year is less than 100% of the objective portion of the performance targets, the percentage of achievement will be multiplied by the target incentive compensation amount to determine the payout. The 2013 incentive awards included the ability to earn an amount in excess of the target amount if the Company raised capital in excess of the target amount, for which there was no limit on the maximum amount that could be earned. Each NEO’s total target incentive amount also included an opportunity to receive a discretionary bonus of up to 15% of the total target incentive amount and is not reported above because it is discretionary, which is explained above under Compensation Discussion and Analysis under “Cash Performance-Based Awards.” The amount of the annual cash incentive awards that were actually earned are reported under the Non-Equity Incentive Compensation column of the Summary Compensation Table above.
(2)	The number of shares earned depends upon the level of performance targets that are achieved by AV Homes, as explained in more detail under Compensation Discussion and Analysis under “Equity Awards.”
(3)	These awards were granted under the Incentive Plan. The options vest as to 25% of the shares on each anniversary of the date of grant.
(4)	In connection with Ms. Johnston’s termination of employment on November 30, 2013, the vesting of a portion of her restricted stock awards was accelerated and a portion of the awards was forfeited.

The restricted stock awards all permit the holder to vote the shares of restricted stock and entitle the holder to receive regular cash dividends, if any, paid on the shares. However, any extraordinary dividends would be retained and would vest only and to the extent that the underlying shares vest.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides information on the equity awards to the Named Executive Officers, which were outstanding at December 31, 2013. The values reported below are based on the closing price of a share of common stock on December 31, 2013, which was $18.17.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roger A. Cregg	0	330,036	16.80	9/26/23	15,674	284,797	11,754	213,570
Michael S. Burnett	0	65,000	18.53	10/14/23
Joseph Carl Mulac, III	0	100,000	16.80	9/26/23	9,000	163,530	12,630	229,487
Dave M. Gomez	0	40,000	16.80	9/26/23			6,737	122,411
Tina M. Johnston (4)

(1)	The stock options vest as to 25% of the shares on each annual anniversary of the date of grant, which was September 26, 2013 for all options other than those granted to Mr. Burnett, which were granted October 14, 2013.
(2)	The restricted shares vested on December 31, 2014.
(3)	The awards vest as to 33% of the shares on December 31 of each of 2014, 2015 and 2016, subject to satisfaction of certain performance requirements.
(4)	In connection with Ms. Johnston’s termination of employment on November 30, 2013, the restrictions on certain of her restricted stock lapsed and the remaining shares were forfeited. Accordingly, no awards remained outstanding at December 31, 2013.

Option Exercises and Stock Vested in 2013

The following table provides information on option exercises and stock vested for the Named Executive Officers during the year ended December 31, 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roger A. Cregg	19,591	355,969
Michael S. Burnett	—	—
Joseph Carl Mulac, III	13,211	240,044
Dave M. Gomez	2,245	40,792
Tina M. Johnston	6,641	133,949

Pension Benefits for 2013

AV Homes does not sponsor any defined benefit pension plan for its employees, including the Named Executive Officers.

Nonqualified Deferred Compensation for 2013

AV Homes does not maintain a nonqualified deferred compensation plan for its employees, including the Named Executive Officers. However, AV Homes permits the Named Executive Officers to defer the receipt of payments under the Incentive Plan. There were no deferrals of compensation by any of the Named Executive Officers during 2013, or in any prior year.

Employment and Separation Agreements

General

We employ each of the Named Executive Officers pursuant to written employment agreements. We also have various other compensatory agreements with our NEOs. These agreements are discussed below in greater detail.

Roger A. Cregg

On February 5, 2014, the Company entered into a new employment agreement with Roger A. Cregg (the “Cregg Employment Agreement”), effective as of January 1, 2014, pursuant to which Mr. Cregg and the Company agreed to Mr. Cregg’s continued employment as President and Chief Executive Officer of the Company. The Cregg Employment Agreement has a thirty-six (36) month term, which renews for an additional thirty-six (36) month term unless either party provides at least one hundred eighty (180) days’ written notice to the other of its intention to terminate upon the expiration of the original term. In general, the Company may terminate Mr. Cregg’s employment with or without Cause (as defined in the Cregg Employment Agreement), and Mr. Cregg may terminate his employment for any reason or for Good Reason (as defined in the Cregg Employment Agreement), and shall use his best efforts to provide at least thirty (30) days’ written notice of any such termination to the Company. The Company agreed to reimburse Mr. Cregg for his legal expenses in connection with negotiation of the Cregg Employment Agreement up to $10,000.

Pursuant to the Cregg Employment Agreement, Mr. Cregg will receive an annual base salary of $400,000, and beginning in 2015 his annual base salary will be subject to annual review by the Board of Directors and may be increased or decreased pursuant to such review. Mr. Cregg will be entitled to participate in all employee benefit plans and programs for executive officers.

Commencing in 2014, Mr. Cregg will also be eligible to receive a bonus, which will be targeted at 125% of his annual base salary, in effect on the last day of such calendar year (the “Cregg Target Bonus”). The actual amount of bonus will depend upon the level of performance targets that are achieved by Mr. Cregg as determined in good faith by the Compensation Committee. With respect to the determination of the bonus: (i) if 100% of the target goals are achieved in a given year, the bonus shall be equal to the Cregg Target Bonus; and (ii) if the Company’s achievement of the performance goals for the applicable year is greater than or less than 100% of target goals, the bonus shall be calculated by the annual incentive plan then in effect for executive officers (provided, however, that the Compensation Committee may determine a maximum and minimum level of performance goals, above and below which no additional or lesser amount of the bonus will be paid).

Pursuant to the Cregg Employment Agreement, on February 5, 2014 and on January 1 of each calendar year beginning in 2015, Mr. Cregg will be eligible to receive shares of restricted common stock (the “Stock Bonus”). The Stock Bonus shall have a targeted amount equal to two hundred percent (200%) of Mr. Cregg’s base salary in effect at the time of grant, divided by the average closing price of a share of common stock on the last twenty (20) trading days prior to any grant date. The Stock Bonus shall be divided with sixty percent (60%) being performance vested shares (the “Performance Shares”) and forty percent (40%) being time vested shares (the “Time Vested Shares”). The Performance Shares shall vest (and the restrictions on such vested shares will lapse) on December 31 of the year that is three (3) years from the date of grant, provided that Mr. Cregg remains continuously employed by the Company through each vesting date, upon achieving the following performance goals: (i) fifty percent (50%) of the Performance Shares will vest if the Company achieves a Total Return to Stockholders (“TRS”) of eight percent (8%) or more per annum over the three (3) calendar year period on a cumulative basis beginning on the grant date, with TSR as defined in the Cregg Employment Agreement, and (ii) the remaining fifty percent (50%) of the Performance Shares will vest if the Company achieves a TRS of fifteen percent (15%) or more per annum over the three (3) year calendar period on a cumulative basis beginning on the grant date. If the TRS is greater than eleven percent (11%) but less than fifteen percent (15%) over the three (3) year calendar period, the Performance Shares will vest on a pro rata basis. The Time Vested Shares shall vest in four (4) equal tranches with one quarter (25%) vesting on each December 31 following the grant date, provided that Mr. Cregg remains continuously employed by the Company through each vesting date. The Stock Bonus shall be governed by the Amended and Restated AV Homes, Inc. 1997 Incentive and Capital Accumulation Plan (2011 Restatement). The vesting dates for the February 5, 2014 grants shall be determined as if the awards were granted on January 1, 2014.

Pursuant to the Cregg Employment Agreement, Mr. Cregg is required to hold a number of vested shares of common stock having a fair market value equal to or greater than $2.5 million; provided, however, that such requirements shall not be in effect until the first time Mr. Cregg holds common stock having such a fair market value. Prior to exceeding such threshold, Mr. Cregg may not sell or otherwise dispose of any shares of common stock vested pursuant to the Cregg Employment Agreement other than to cover any tax liability resulting from vesting of his equity awards.

In the event the Company terminates Mr. Cregg’s employment for any reason other than Cause or if Mr. Cregg resigns for Good Reason, then Mr. Cregg is entitled to receive the following additional payments and benefits if Mr. Cregg signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) a pro-rata bonus for the year of termination based on actual achievement of results during such partial year, (ii) continuation of his then-current annual base salary for eighteen (18) months, payable in installments on the Company’s regular payroll dates, and (iii) reimbursement of his costs of medical insurance continuation pursuant to COBRA for eighteen (18) months following his termination.

In the event Mr. Cregg’s employment terminates within twenty-four (24) months following a Change in Control (as defined in the Cregg Employment Agreement) for any reason other than Cause or if Mr. Cregg resigns for Good Reason, then Mr. Cregg is entitled to receive the following additional payments and benefits if Mr. Cregg signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) eighteen (18) months of his annual Cregg Target Bonus, (ii) continuation of his then-current annual base salary for eighteen (18) months, payable in installments on the Company’s regular payroll dates, (iii) full vesting of any unvested stock shares previously awarded to him, and (iv) reimbursement of his costs of medical insurance continuation pursuant to COBRA for eighteen (18) months following termination.

The Cregg Employment Agreement includes a Section 280G “better of” provision, meaning if any of the payments or benefits provided to Mr. Cregg under the Cregg Employment Agreement or otherwise would not be deductible by the Company as a result of Section 280G of the Internal Revenue Code, then the payments or benefits will be reduced by the amount required, as described in the Cregg Employment Agreement, to avoid the excise tax imposed under Section 4999 of the Code, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

The Cregg Employment Agreement also includes standard provisions relating to confidentiality, nondisparagement and ownership of the Company’s intellectual property, as well as covenants of non-competition and non-solicitation of employees and customers during Mr. Cregg’s employment and for a period of eighteen (18) months after his employment.

Michael S. Burnett

On September 23, 2013, the Board appointed Mr. Burnett to the positions of Executive Vice President and Chief Financial Officer, effective October 14, 2013. In connection with Mr. Burnett’s appointment, the Company provided an offer letter to Mr. Burnett setting forth certain compensatory arrangements in connection with his at-will employment. The letter agreement provides for an annual base salary of $275,000 and a guaranteed bonus of $50,000 for Fiscal 2013. For Fiscal 2014, Mr. Burnett will be eligible to receive a bonus equal to 60% of his base salary and a performance-based restricted stock award with a value equal to 60% of his base salary, each based on objectives to be determined by the Compensation Committee. Mr. Burnett also received a stock option to purchase 65,000 shares of the Company’s common stock with a grant date of October 14, 2013 and an exercise price equal to $18.53 per share, the closing price of the Company’s common stock on that date. The stock options will vest ratably over four years on each anniversary of the date of grant and will have a ten year term.

Joseph Carl Mulac, III

On September 29, 2011, AV Homes entered into an Amended and Restated Employment Agreement by and among AV Homes, API, and Mr. Mulac (the “Mulac Employment Agreement”). Pursuant to the Mulac Employment Agreement, Mr. Mulac’s employment is “at will,” meaning that either Mr. Mulac or AV Homes may terminate his employment at any time and for any reason, with or without cause. Mr. Mulac will continue to serve as the Executive Vice President of AV Homes and President of API.

Pursuant to the Mulac Employment Agreement, Mr. Mulac will receive an annual base salary of $300,000 and will be entitled to participate in all employee benefit plans and arrangements for executive officers. Mr. Mulac will also be eligible to receive a bonus, which shall be targeted at 100% of his annual base salary (the “Mulac Target Bonus”). Pursuant to an amendment to the Mulac Employment Agreement executed in March 2013, Mr. Mulac’s target bonus amount was reduced to 60% of his annual base salary. The amount of Mr. Mulac’s bonus will depend upon the level of performance targets that are achieved by AV Homes. With respect to the determination of the bonus under the Mulac Employment Agreement: (i) if 100% of the performance targets are achieved in a given year, Mr. Mulac will be paid a bonus equal to the Mulac Target Bonus; (ii) if AV Homes’ achievement of the objective performance goals for the applicable year is greater than or less than 100% of the objective portion of the performance targets, the portion of the bonus determined by reference to such objective performance goals shall be calculated by mathematical interpolation (however, the Compensation Committee may determine a maximum level of objective performance goals, above which no additional bonus will be paid, and a minimum level of objective performance goals, below which no portion of the bonus attributable to objective performance goals will be paid); and (iii) the portion of the bonus determined by reference to the subjective performance goals shall be determined by the Compensation Committee in its sole discretion. Mr. Mulac will be paid the achieved bonus only if he is employed on the date the bonus is paid in accordance with the Mulac Employment Agreement or if he is terminated without Cause (as defined below).

Pursuant to the Mulac Employment Agreement and a Stock Award Agreement, dated September 29, 2011, between Mr. Mulac and AV Homes, Mr. Mulac was granted 156,000 restricted shares of AV Homes common stock under the Incentive Plan on September 29, 2011, of which 36,000 shares had time-based vesting conditions and 120,000 shares had performance-based vesting conditions. The portion of the above award that remained outstanding in March 2013 was cancelled in exchange for a new performance-based restricted stock award that contained objectives consistent with the Company’s current business strategy.

Pursuant to the Mulac Employment Agreement, Mr. Mulac is required to hold a number of vested shares of common stock of AV Homes having a fair market value equal to or greater than three times his base salary. This requirement will begin at such time as a sufficient number of restricted shares granted under the Mulac Employment Agreement have vested such that he owns, together with any shares of common stock he purchases, shares of common stock having a fair market value equal to or greater than three times his base salary.

The Mulac Employment Agreement also includes standard provisions relating to non-competition, confidentiality, nondisparagement and compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

Pursuant to the Mulac Employment Agreement, Mr. Mulac shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the business of AV Homes or API or any of their affiliates within 100 miles of any jurisdiction in which AV Homes or API or any of their affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which executive has knowledge at the time of his or her termination of employment. However, if the executive is terminated for Cause (as described below) the restriction period shall end on the date that is six months after the date of termination. The executive would not be in violation of the non-competition provision if the executive owns less than 5%, as a passive investment, in any public company.

Pursuant to the Mulac Employment Agreement, Mr. Mulac is entitled to certain payments of achieved annual Target Bonuses or achieved special bonus awards as of the date of termination upon his termination of employment without Cause. Achieved bonuses or a special bonus award as of the date of termination refers to such bonus with respect to which the applicable performance targets have been met prior to the date of termination.

“Cause” means the executive’s:

•	failure to perform his or her material duties for AV Homes or API, which failure remains uncured for 30 days after he or she receives written notice from AV Homes or API demanding cure;

•	willful misconduct or gross neglect in the performance of his or her duties, or willful failure to abide by good faith business- related instructions of the Board;

•	breach of any material provision of the employment agreement, which breach remains uncured for 30 days after he or she receives written notice from AV Homes or API demanding cure;

•	conviction of, or entering a plea of guilty or nolo contendere to, a felony or any misdemeanor or other crime involving fraud, embezzlement, theft, dishonesty or moral turpitude;

•	commission of fraud or embezzlement against AV Homes or API; or

•	engaging in conduct that is materially injurious to the business or reputation of AV Homes or API, including but not limited to any violation of AV Homes’ or API’s material policies generally applicable to all executive officers (including but not limited to the Code of Conduct, Code of Ethics, policies relating to compliance with applicable securities laws, and policies relating to conduct in the workplace (e.g., sexual harassment, etc.)).

Dave M. Gomez

On September 9, 2012, AV Homes entered into an offer letter with Mr. Gomez (the “Gomez Offer Letter”) pursuant to which Mr. Gomez became AV Homes’ Executive Vice President, General Counsel and Corporate Secretary effective October 1, 2012. Pursuant to the Gomez Offer Letter, Mr. Gomez will receive an annual base salary of $240,000 and will be entitled to participate in all employee benefit plans and arrangements for executive officers. Mr. Gomez will also be eligible to receive a bonus, which shall be initially targeted at 50% of his annual base salary.

Tina M. Johnston

In connection with Ms. Johnston’s appointment, she entered into an employment agreement with AV Homes and API, dated as of August 15, 2011 (the “Original Johnston Employment Agreement”). Pursuant to the Original Johnston Employment Agreement, Ms. Johnston was employed “at will,” meaning that either Ms. Johnston or AV Homes could terminate her employment at any time and for any reason, with or without cause.

Pursuant to the Original Johnston Employment Agreement, Ms. Johnston received an annual base salary of $175,000 and was entitled to participate in all employee benefit plans and arrangements for executive officers. Ms. Johnston was also eligible to receive a bonus targeted at 50% of her annual base salary (the “Original Johnston Target Bonus”). The amount of Ms. Johnston’s bonus will depend upon the level of performance targets that are achieved by AV Homes. The performance targets include the objective performance goals (which determine 75% of the bonus) and subjective performance goals (which determine 25% of the bonus) that are established by the Compensation Committee and are approved by the Board, on or before the end of the first quarter of the calendar year to which such performance targets relate. With respect to the determination of the bonus under the Original Johnston Employment Agreement: (i) if 100% of the performance targets are achieved in a given year, Ms. Johnston will be paid a bonus equal to the Original Johnston Target Bonus; (ii) if AV Homes’ achievement of the objective performance goals for the applicable year is less than 100% of the objective portion of the performance targets, the portion of the bonus determined by reference to such objective performance goals shall be adjusted downward by mathematical interpolation (however, the Compensation Committee may determine a minimum level of objective performance goals below which no portion of the bonus attributable to objective performance goals will be paid); and (iii) the portion of the bonus determined by reference to the subjective performance goals shall be determined by the Compensation Committee and approved by the Board in its sole discretion (and in any given year, the percentage of the performance targets that are achieved, and accordingly the percentage of the Original Johnston Target Bonus that is paid to Ms. Johnston, is referred to as the “Performance Targets Percentage”). Ms. Johnston will be paid a bonus only if she is employed on the date the bonus is paid in accordance with the Original Johnston Employment Agreement.

Pursuant to the Original Johnston Employment Agreement and a Stock Award Agreement, dated August 15, 2011, between Ms. Johnston and AV Homes, Ms. Johnston was granted 25,000 restricted shares of AV Homes common stock under the Incentive Plan on August 15, 2011, which were subject to performance-based vesting conditions. The portion of the above award that remained outstanding in March 2013 was cancelled in exchange for a new performance-based restricted stock award that contained objectives consistent with the Company’s current business strategy.

The Original Johnston Employment Agreement also includes standard provisions relating to non-competition, confidentiality, nondisparagement and compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

On September 29, 2011, AV Homes entered into an Amended and Restated Employment Agreement by and among AV Homes, API, and Tina Johnston (the “Amended Johnston Employment Agreement”). Effective August 15, 2011, the Amended Johnston Employment Agreement replaced and superseded the Original Johnston Employment Agreement. The sole purpose of the amendment and restatement was to bring Ms. Johnston’s non-competition provision in line with the non-competition provision of AV Homes’ other executive officers. Except for the non-competition provision, all other material terms of the Original Johnston Agreement remain the same.

On November 20, 2012, AV Homes, API, and Ms. Johnston entered into an Amendment to the Amended and Restated Employment Agreement. The amendment was effective as of January 1, 2013. The sole purpose of the amendment was to increase Ms. Johnston’s annual base salary from $175,000 to $200,000 and increase her annual Target Bonus from 50% to 60% of her annual base salary. The amendment also reflected Ms. Johnston’s new title of Senior Vice President effective November 2012.

Ms. Johnston stepped down from her role as Senior Vice President effective October 14, 2013 in connection with the appointment of Michael S. Burnett as Executive Vice President and Chief Financial Officer. Ms. Johnston remained employed with the Company through November 30, 2013 to facilitate an orderly transition. In connection with the termination of her employment, on November 27, 2013, the Compensation Committee approved a separation arrangement with Ms. Johnston providing for the following:

•	Payment to Ms. Johnston of a cash payment equal to $243,000, representing six months of Ms. Johnston’s base salary and a portion of her cash incentive award for goals attained in 2013, which amounts were paid to Ms. Johnston upon her signing and not rescinding an Employment Release Agreement setting forth the terms of her separation from employment; and

•	Lapse of restrictions on 6,641 shares of restricted stock upon her separation from employment.

Under the terms of the separation agreement, Ms. Johnston agreed to certain covenants regarding, among other things, non-solicitation of the Company’s employees for a period of one year from her date of separation and maintaining the confidentiality of Company information. Ms. Johnston also agreed to release any claims she may have against the Company.

Potential Payments Upon Termination or Change-in-Control

Under AV Homes’ various agreements with the NEOs, certain of them are or were entitled to certain payments and benefits upon his or her termination of employment for specified reasons and in the event of a change of control of AV Homes. The arrangements that each Named Executive Officer has or had with respect to termination and/or change of control and the definitions that apply to such arrangements are described above under “Employment and Separation Agreements.” The section below quantifies certain compensation and benefits that would be payable to these individuals under the various arrangements if their employment had terminated on December 31, 2013, and/or a change of control of AV Homes had occurred on that date, given the individual’s compensation on that date and, if applicable, based on the closing market price of the Company’s common stock on the last trading day of 2013 ($18.17). For a general description of the agreements see “Employment and Separation Agreements” above.

Change of Control

The following table shows amounts that would be payable under existing change of control arrangements.

Name (1)	Severance ($)	Incentive Compensation ($)	Accelerated Vesting of Equity (2) ($)	Medical/ Benefits Continuation ($)	Total ($)
Roger A. Cregg	600,000	750,000	950,516	26,081	2,326,597
Michael S. Burnett	—	—	—	—	—
Joseph Carl Mulac, III	—	—	530,726	—	530,726
Dave M. Gomez	—	—	177,211	—	177,211

(1)	Ms. Johnston’s employment terminated November 30, 2013, so she was not employed as of December 31, 2013. The amounts paid to her in connection with her termination are set forth below in the “Without Cause/With Good Reason” table.
(2)	Vesting of equity occurs upon a change of control, whereas the other payments reflected above only become payable in the event of a termination of employment in connection with a change of control as provided in the applicable employment agreement.

Without Cause/With Good Reason

The following table shows amounts that would be payable in case of the executive’s termination by the Company without Cause, including death or termination due to disability, or his or her resignation for Good Reason.

Name	Severance ($)	Incentive Compensation ($)	Accelerated Vesting of Equity ($)	Medical/ Benefits Continuation ($)	Total ($)
Roger A. Cregg (1)	600,000	—	—	26,081	626,081
Michael S. Burnett	—	—	—	—	—
Joseph Carl Mulac, III	300,000	—	—	24,469	324,469
Dave M. Gomez	—	—	—	—	—
Tina M. Johnston (2)	243,000	—	133,949	—	376,949

(1)

The amounts payable to Mr. Cregg were determined in accordance with his new employment agreement that became effective January 1, 2014 even though it was not in effect at December 31, 2013; however, since the amounts that would have been payable to him under his prior employment agreement are no longer relevant, we believe presenting the amounts in accordance with the current employment agreement is more useful.
(2)	Ms. Johnston’s employment terminated November 30, 2013. The amounts in this table represent the amount paid to Ms. Johnston upon her termination as described above under “Employment and Separation Agreements.”

With Cause

If the Named Executive Officers were terminated by the Company for Cause on December 31, 2013, AV Homes would not have been required to make cash payments to the Named Executive Officers, and all restricted shares held by the Named Executive Officers would have lapsed and terminated in full.

Voluntary Resignation

None of the employment agreements with any Named Executive Officer contemplated any particular benefits in the event of a voluntary resignation by the Named Executive Officer. However, the Company negotiated a separation agreement with Ms. Johnston in connection with her voluntary resignation during fiscal 2013, the terms of which are summarized above under “Employment and Separation Agreements,” and the value of the additional benefits provided to her is reported in the Summary Compensation Table above.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2)

Ernst & Young LLP, independent registered public accounting firm, audited the financial statements of AV Homes for the fiscal year ended December 31, 2013, 2012 and 2011. Such audit services consisted of the firm’s examination of and report on the annual financial statements and assistance and consultation in connection with filings with the SEC and other matters.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Subject to approval by the stockholders, the Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for AV Homes for the fiscal year ending December 31, 2014.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.

Board Recommendation

The Board of Directors recommends a vote FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2014.

Fees for Services Provided by the Independent Registered Public Accounting Firm

The following table sets forth the approximate amount of fees paid, or estimated to be paid, to Ernst & Young LLP for professional services during the fiscal years ended December 31, 2013 and 2012:

	Fiscal 2013	Fiscal 2012
Audit fees (a)	$806,841	$813,609
Audit related fees (b)	44,550	—
Tax fees (c)	172,255	106,065
All other fees (d)	1,995	2,790

	$1,025,641	$922,464

(a)	Audit fees principally relate to the audit of the annual financial statements for AV Homes and its consolidated subsidiaries and review of quarterly financial statements and services related to the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002.
(b)	Audit-related fees principally consist of fees paid for services that are reasonably related to the performance of the audit or review of AV Homes’ consolidated financial statements and are not reported under “Audit fees.” These services include special projects and attest services that are not required by statute or regulation, including issuance of comfort letters and consents, responding to SEC comment letters and due diligence related to the TPG Investment.
(c)	Tax fees principally consist of tax compliance/preparation and other tax services, including the review of the consolidated tax return, notwithstanding when fees were billed or when the services were rendered. For 2013, the tax fees also include advisory services related to the Company’s analysis of ownership shifts and the impact thereof on the Company’s net operating loss carry-forward.
(d)	Other fees relate primarily to access to Ernst & Young’s online accounting research services.

The Audit Committee adopted a policy requiring the preapproval of audit and non-audit services provided by the principal independent accountants. The Audit Committee approved all audit and non-audit services provided by Ernst & Young LLP during the 2013 and 2012 fiscal years pursuant to this policy.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION (“SAY ON PAY”)

(Item 3)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders may cast an advisory and non-binding vote at the Annual Meeting with respect to the compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with SEC rules.

AV Homes proposes adoption of the following resolution:

RESOLVED, that the stockholders of AV Homes, Inc. hereby approve, on an advisory basis, the compensation of the Named Executive Officers of AV Homes, Inc., as disclosed in this proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.

As described in the Compensation Discussion and Analysis, the Compensation Committee believes that our compensation policies are designed to achieve our objectives, which are:

•	To attract and retain our executives through compensation practices that are competitive with those employers with whom we compete for talent.

•	To pay for performance through recognition of an executive’s contribution that led to attainment of corporate goals.

•	To motivate our executives to achieve results in a manner that builds long-term stockholder value.

Compensation of our Named Executive Officers is structured to align the interests of our Named Executive Officers with those of our stockholders and to reward them for increasing stockholder value and achieving our business objectives.

At our 2011 annual meeting, our stockholders voted to conduct Say on Pay votes once every three years. The next Say on Pay vote will be held at our 2017 annual meeting.

Vote Required and Effect of Vote

The resolution approving our executive compensation is advisory and non-binding. However, we will consider the stockholders to have approved the advisory resolution on executive compensation is the number of shares “FOR” the proposal exceed the number of shares voted “AGAINST” the proposal.

Because your vote on this proposal is advisory, it will not be binding on the Board of Directors, the Compensation Committee, or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors believes that adoption of the foregoing resolution is in the best interest of the Company and its stockholders, and recommends that stockholders vote FOR the approval of such resolution.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the 2015 annual meeting and wishes to have such proposal considered for inclusion in AV Homes’ proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of AV Homes by December 29, 2014. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

AV Homes’ By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by AV Homes not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the By-Laws. Accordingly, since our annual meeting for 2014 is scheduled for June 10, 2014, any stockholder proposal to be considered at the 2015 annual meeting must be properly submitted to us not later than March 12, 2015. If the chairman at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By- Laws, AV Homes may disregard such proposal or nomination.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2014 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then AV Homes’ proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to the Secretary of AV Homes, Dave M. Gomez, 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners for Fiscal 2013 were complied with on a timely basis, except for a Form 4 for Mr. Burnett reporting the grant of stock options, a Form 4 for Ms. Johnston reporting a forfeiture of restricted shares for failure to satisfy the vesting conditions and two transactions in which shares were forfeited to satisfy tax withholding obligations upon vesting of certain restricted shares, and a Form 4 for Mr. Mulac reporting a forfeiture of restricted shares for failure to satisfy the vesting conditions and a forfeiture of shares to satisfy tax withholding obligations upon vesting of certain restricted shares.

ACCESS TO PROXY MATERIALS

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. This Proxy Statement and the 2013 Annual Report to Stockholders are available on our website at www.avhomesinc.com.

If you would like to receive a copy of our 2013 Annual Report, please contact our Corporate Secretary by mail at Corporate Secretary, AV Homes, Inc., 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253 or by telephone at (863) 427-7180, and we will send a copy to you without charge.

ADDITIONAL INFORMATION

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the accompanying material will be paid by AV Homes. In addition to the solicitation of proxies by mail, AV Homes will request brokers and securities dealers to obtain proxies from and send proxy material to their principals. Expenses incurred in this connection will be reimbursed by AV Homes. Proxies may be solicited personally, by telephone or telegraph, electronic mail or by other electronic means, by the directors and officers of AV Homes without additional compensation. The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Stockholders. Should any business other than that set forth in such Notice properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

/s/ Dave M. Gomez
Dave M. Gomez
Executive Vice President, General Counsel and Secretary

Dated: April 28, 2014

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy. ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 p.m., Pacific Standard Time, on June 9, 2014. Vote by Internet Go to www.envisionreports.com/AVHI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees in Item 1 and FOR Items 2 and 3. 1. ELECTION OF EIGHT DIRECTORS: Nominees: 01 - Paul D. Barnett 02 - Roger A. Cregg 03 - Kelvin L. Davis 04 - Roger W. Einiger + 05 - Paul Hackwell 06 - Greg Kranias 07 - Joshua L. Nash 08 - Joel M. Simon Mark here to WITHHOLD Mark here to vote For All EXCEPT - To withhold authority to To cumulate votes as to a particular nominee(s) as explained in the vote from all nominees FOR all nominees vote for any nominee(s), write the name(s) Proxy Statement, indicate the name(s) and the number of votes to of such nominee(s) below. be given to such nominee(s) in the space provided below. For Against Abstain For Against Abstain 2. Approval of the appointment of Ernst & Young LLP 3. Approval of an advisory resolution on the compensation of as independent registered public accounting firm for the named executive officers of the Company. AV Homes, Inc. for the year ending December 31, 2014. 4. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all the nominees in Item 1 and FOR Items 2 and 3. B Non-Voting Items Change of Address Please print your new address below. Comments Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1UPX 1 9 7 3 6 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01U5GB

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 10, 2014. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://www.avhomesinc.com IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy AV HOMES, INC. 8601 North Scottsdale Rd. Suite 225 Scottsdale, Arizona 85253 This proxy is solicited by the Board of Directors of AV Homes, Inc. The undersigned hereby appoints Roger A. Cregg and Dave M. Gomez as Proxies, each with the power to appoint his substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of AV Homes, Inc. held of record by the undersigned at the close of business on April 14, 2014 at the Annual Meeting of Stockholders to be held on June 10, 2014 at the Ritz-Carlton Hotel located at 2401 E. Camelback Road, Phoenix, Arizona 85016 at 8:00 a.m. local time, or any adjournment or adjournments thereof. If any other business may properly come before the meeting, or if cumulative voting is required, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld. For directions to the Annual Meeting site, contact AV Homes, Inc. at (480) 214-7400. THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be marked, dated and signed, on the other side)

NNNNNNNNNNNN + C 1234567890 IMPORTANT ANNUAL MEETING INFORMATION 000004 NNNNNN ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 NNNNNNNNN ADD 5 ADD 6 Vote by Internet Go to www.envisionreports.com/AVHI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Stockholder Meeting Notice 1234 5678 9012 345 Important Notice Regarding the Availability of Proxy Materials for the AV Homes, Inc. Stockholder Meeting to be Held on June 10, 2014 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: www.envisionreports.com/AVHI Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. _ Step 1: Go to www.envisionreports.com/AVHI to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before [10 days before the meeting] to facilitate timely delivery. COY + 01U6EA

Stockholder Meeting Notice AV Homes, Inc.’s Annual Meeting of Stockholders will be held on June 10, 2014 at the Ritz-Carlton Hotel located at 2401 E. Camelback Road, Phoenix, Arizona 85016 at 8:00 a.m. local time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR all the nominees in Item 1 and FOR Items 2 and 3: 1. Election of Directors. 2. Approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for AV Homes, Inc. for the year ending December 31, 2014. 3. Approval of an advisory resolution on the compensation of the named executive officers of the Company. 4. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Directions to the AV Homes, Inc. 2014 Annual Meeting Directions to the AV Homes, Inc. 2014 annual meeting are available in the proxy statement, which can be viewed at www.envisionreports.com/AVHI. MAP GRAPHIC HERE Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. Internet – Go to www.envisionreports.com/AVHI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials AV Homes, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by [10 days before the meeting]. 01U6EA